                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                    FORM 8-K

                                 CURRENT REPORT



Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported)    February 18, 1999
                                                    -----------------

                            Star Gas Partners, L.P.
                      ----------------------------------
             (Exact name of registrant as specified in its charter)

Delaware                          33-98490                   06-1437793
--------------------------------------------------------------------------------
(State or other jurisdiction    (Commission File Number)       (IRS Employer
  of incorporation)                                            Identification No.)

2187 Atlantic Street, Stamford, CT                                     06902
--------------------------------------------------------------------------------
(Address of principal  executive offices)                          (Zip Code)

Registrant's telephone number, including area code  (203) 328-7300
                                                    --------------


                              Not Applicable
--------------------------------------------------------------------------------
        (Former name or former address, if changed since last report.)

Item 1.  Change in Control of Registrant

         None.

Item 2.  Acquisition or Disposition of Assets

         None.

Item 3.  Bankruptcy or Receivership

         None.

Item 4.  Change in Registrant's Certifying Accountant

         None.

Item 5.  Other Events

             Star Gas Partners, L.P. a Delaware partnership (the "Reporting Person") is filing pursuant to this form 8-K certain historical financial statements (the "Petro financial Statements") of Petroleum Heat and Power Co., Inc. a Minnesota corporation ("Petro") (SEC File No. 1-9358) as listed in Item 7, in order to permit the Reporting Person to incorporate the Petro Financial Statements in the Reporting Person's future SEC filings.

Item 6.  Registration of Registrant's Directors

         None.

Item 7.  Financial Statements and Exhibits

         (a) Financial Statement of Business Acquired

                 Petroleum Heat and Power Co., Inc. Management's
             Discussion and Analysis of Results of Operations
             and Financial Condition.                                    3 to 11

                 Petroleum Heat and Power Co., Inc. audited
             consolidated financial statements as of December 31,
             1997 and 1998 and for each of the years in the
             three-year period ended December 31, 1998               F-1 to F-28


         (b) Pro Forma Financial Information

                 Star Gas Partners, L.P. condensed consolidated
             pro forma financial statements including the unaudited
             pro forma condensed balance sheet as of December 31,
             1998, the unaudited pro forma condensed consolidated
             statement of operations for the twelve months ended
             September 30, 1998 and the unaudited condensed
             consolidated statement of operations for the three
             months ended December 31, 1998.                         P-1 to P-11

Item 8.  Changes in Fiscal Year

         None.


Item 9.  Sales of Equity Securities Pursuant to Regulation S.

         None.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION


Overview

In analyzing the Company's results, investors should consider a variety of factors unique to the Company and the heating oil industry. These include the Company's active acquisition program and the rapid rate of amortization of customer lists purchased in home heating oil acquisitions. First, the financial results of a given year do not reflect the full impact of the year's acquisitions. Acquisitions made during the spring and summer months generally have a negative effect on earnings in the calendar year in which they are made. Second, substantially all purchased intangibles are comprised of customer lists and convenants not to compete. Amortization of customer lists is a non-cash expense which is amortized 90% over a six-year period and the balance over a 25-year period. The covenants not to compete are amortized over the lives of the covenants, which generally range from five to seven years. The Company acquired the customer lists and equipment of thirteen unaffiliated fuel oil dealers in 1996 and eleven in 1997; no acquisitions were made in 1998.

A significant focus of the Company has been the restructuring and corporate identity programs begun in April of 1996. These programs are targeted to heighten responsiveness to customers, improve brand awareness among heating oil consumers and increase operational productivity, as well as reduce overhead costs. The regionalization of the Company's New York/Long Island operations was completed in 1997, and similar efforts in the Mid-Atlantic region have begun.
In order to optimize the impact of these programs, the Company continues to evaluate appropriate operating structures for the rest of the Company. For 1997 and 1998 in the metro New York region, the Company's first consolidated region, measurable improvements were recorded in almost all significant operating categories. Despite these indications, however, it should be noted that no assurances can be given as to the ultimate impact of the program on the Company's financial results in any of the Company's regions.


1998 Compared to 1997
---------------------

In analyzing the Company's 1998 results to 1997 results, certain significant factors should be considered. We believe that 1998 was among the warmest years in the twentieth century with temperatures 17.7% above normal and 16.0% higher than 1997. Largely as a result of this weather, home heating oil volume declined 85.6 million gallons and sales were $140.1 million below 1997 levels. However, operating loss increased by only $1.3 million as the Company was able to offset, to a certain extent, the effects of this weather through increased heating oil margins and through sizeable reductions in operating expenses relating to its operational restructuring and corporate overhead reduction programs.

Volume.  Home heating oil volume decreased 20.9% to 324.7 million gallons for
------
the twelve months ended December 31, 1998, as compared to 410.3 million gallons for the twelve months ended December 31, 1997. This decline was largely due to 16.0% warmer weather for 1998, believed to be caused by the effects of the climatic phenomenon known as "El Nino." In addition, volume was negatively impacted by 16.9 million gallons from the Company's Hartford, CT operation, which was sold in November 1997, and by net account attrition and delivery scheduling. Partially offsetting these factors was the acquisition by the Company of eleven individually insignificant heating oil companies during 1997, the full effects of which were not realized until 1998.

Net sales. Net sales decreased 25.6% to $408.0 million for the twelve months
---------
ended December 31, 1998, as compared to $548.1 million for the twelve months ended December 31, 1997. This decline reflects the impact of decreased volume as well as the impact of lower selling prices associated with lower wholesale costs.

Cost of sales.  Cost of sales decreased 30.1% to $265.5 million for the twelve
-------------
months ended December 31, 1998, as compared to $379.7 million for the twelve months ended December 31, 1997, due to the decline in volume and lower wholesale costs mentioned above. Cost of sales declined more than net sales as the Company was able to increase home heating oil margins by 3.3 cents per gallon in 1998 as compared to 1997. Also contributing to the decline in cost of sales was a decline in service expense, which cost is included in cost of sales. The service expense decline was a result of both the Company's improved operating efficiency and the warmer weather.

Selling, general and administrative expenses.  Selling, general and
--------------------------------------------
administrative expenses decreased 14.8% to $87.3 million for the twelve months ended December 31, 1998, as compared to $102.4 million for the twelve months ended December 31, 1997. This $15.1 million decline was due both to reductions in certain expenses resulting from the Company's operational restructuring programs, and to the Company's ability to reduce overhead costs in response to a decline in volume. Also contributing to this decline were significant reductions in corporate staff and other expenses which were part of a cost reduction program begun in December 1997.

Direct delivery expenses.  Direct delivery expenses decreased 18.0% to $24.6
------------------------
million for the twelve months ended December 31, 1998, as compared to $30.0 million for the twelve months ended December 31, 1997, reflecting the Company's ability to reduce costs both in response to a weather-related decline in volume and, to a lesser extent, through its productivity improvements.

Restructuring charges.  Restructuring charges of $0.5 million for the twelve
---------------------
months ended December 31, 1998 represent the continuation in the first quarter of 1998 of corporate staff reductions. Charges for the twelve months ended December 31, 1997, which total $2.9 million, represent costs associated with the Company's regionalization and consolidation program in the New York/Long Island and Mid Atlantic regions, as well as corporate staff reductions made in the fourth quarter of 1997.

Corporate identity expenses.  Corporate identity expenses decreased to $0.2
---------------------------
million for the twelve months ended December 31, 1998, as compared to $4.1 million for the twelve months ended December 31, 1997. These expenses represent costs associated with the Company's brand identity program, implemented in the Company's New York and Mid Atlantic regions primarily during 1997, with completion of the Mid Atlantic region in 1998. These costs include the cost of repainting all delivery and service vehicles to reflect the Company's new identity.

Star Gas transaction expenses.  Star Gas transaction expenses of $4.8 million
-----------------------------
for the twelve months ended December 31, 1998 represent costs incurred, consisting primarily of legal, printing, advisory, and professional charges relating to the Company's previously announced merger with Star Gas Partners. It is expected that the Company will incur a total of $7.5 to $8.5 million of costs associated with this transaction, the remainder of which will be incurred in 1999.

Amortization of customer lists. Amortization of customer lists decreased 6.9% to
------------------------------
$16.7 million for the twelve months ended December 31, 1998, as compared to $17.9 million for the twelve months ended December 31, 1997, reflecting the impact of certain customer lists becoming fully amortized which were not offset by the full year amortization for the 1997 acquisitions.

Depreciation and amortization of plant and equipment.  Depreciation and
----------------------------------------------------
amortization of plant and equipment decreased 3.3% to $7.0 million for the twelve months ended December 31, 1998, as compared to $7.2 million for the twelve months ended December 31, 1997, as the impact of certain assets becoming fully depreciated exceeded the impact of the Company's recent fixed asset additions.

Amortization of deferred charges.  Amortization of deferred charges decreased
--------------------------------
8.7% to $2.9 million for the twelve months ended December 31, 1998, as compared to $3.2 million for the twelve months ended December 31, 1997, reflecting the impact of certain deferred charges becoming fully amortized.

Operating loss.  Operating loss increased 275.9% to a loss of $1.8 million for
--------------
the twelve months ended December 31, 1998, as compared to a loss of $0.5 million for the twelve months ended December 31, 1997. This decline was attributable to the weather-related decline in volume for the period, partially offset by the Company's reductions in operating expenses and improvements in home heating oil margins.

Net interest expense.  Net interest expense decreased 3.0% to $30.7 million for
--------------------
the twelve months ended December 31, 1998, as compared to $31.7 million for the twelve months ended December 31, 1997. This was due to a slight decline in average borrowings outstanding.

Other.  Other income decreased to $0.1 million for the twelve months ended
-----
December 31, 1998, as compared to $11.4 million for the twelve months ended December 31, 1997, as the 1997 results include the gain on the sale of the Company's Hartford, CT operations in November 1997.

Equity in loss of Star Gas Partnership. Equity in the loss of Star Gas
--------------------------------------
Partnership increased 376.6% to a loss of $1.1 million for the twelve months ended December 31, 1998, as compared to a loss of $0.2 million for the twelve months ended December 31, 1997. This decline was largely due to the impact of warm weather on Star Gas Partner's operations.

Net loss.  Net loss increased 54.3% to a loss of $35.3 million for the twelve
--------
months ended December 31, 1998, as compared to a loss of $22.9 million for the twelve months ended December 31, 1997. This increase was attributable to the weather-related decline in volume for the period, partially offset by the Company's reductions in operating expenses and improvements in home heating oil margins. In addition, 1997 was favorably impacted by the $11.3 million gain for the November 1997 sale of the Company's Hartford, CT operations.

Operating income before depreciation, amortization, and provision for
---------------------------------------------------------------------
supplemental benefits.* Operating income before depreciation, amortization, and
-----------------------
provision for supplemental benefits declined 11.5% to $25.1 million for the twelve months ended December 31, 1998, as compared to $28.4 million for the twelve months ended December 31, 1997. This $3.3 million decline was far less than the 85.6 million gallon decline in volume for the same period, which was primarily attributable to an increase in the Company's heating oil margins and to sizable reductions in operating expenses related to the Company's operational restructuring programs and its ability to contain costs in response to warm weather.



   *Operating income before depreciation, amortization, and provision for supplemental benefits should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or availability to service debt obligations), but provides additional significant information in that it is a principal basis upon which the Company assesses its financial performance. It should be noted that the definition set forth above may include different items than what other companies may use.

1997 Compared to 1996
---------------------

Volume.  Home heating oil volume decreased 10.1% to 410.3 million gallons for
------
the twelve months ended December 31, 1997, as compared to 456.1 million gallons for the twelve months ended December 31, 1996. In addition to 5.8% warmer weather in 1997 than in 1996, volume was negatively impacted by net account attrition and the sale of the Company's Hartford, CT operations, partially offset by the acquisition of 24 individually insignificant heating oil companies since the beginning of 1996.

Net sales.  Net sales decreased 9.9% to $548.1 million for the twelve months
---------
ended December 31, 1997, as compared to $608.2 million for the twelve months ended December 31, 1996 due to the decreased volume described above.

Cost of sales.  Cost of sales decreased 11.1% to $379.7 million for the twelve
-------------
months ended December 31, 1997, as compared to $427.4 million for the twelve months ended December 31, 1996 due to the decreased volume described above. Cost of sales decreased more than net sales due to an increase of 1.7 cents per gallon in home heating oil margins in 1997 as compared to 1996.

Selling, general and administrative expenses.  Selling, general and
--------------------------------------------
administrative expenses decreased 3.2% to $102.4 million for the twelve months ended December 31, 1997, as compared to $105.6 million for the twelve months ended December 31, 1996. This decline was due both to reductions in certain expenses resulting from the Company's operational restructuring programs and to the Company's ability to reduce certain overhead costs in response to a decline in volume and was achieved despite inflationary pressures. Also of importance, but of smaller impact on 1997 financials, were significant corporate staff reductions taken in December of 1997 as part of our corporate restructuring programs.

Direct delivery expenses.  Direct delivery expenses decreased 9.4% to $30.0
------------------------
million for the twelve months ended December 31, 1997, as compared to $33.1 million for the twelve months ended December 31, 1996, reflecting the Company's ability to reduce costs relating to weather impacted lower volume.

Restructuring charges.  Restructuring charges increased from $1.2 million for
---------------------
the twelve months ended December 31, 1996 to $2.9 million for the twelve months ended December 31, 1997, representing costs associated with the Company's regionalization and consolidation programs in the New York/Long Island and Mid Atlantic regions.

Corporate identity expenses.  Corporate identity expenses for the twelve months
---------------------------
ended December 31, 1997 were $4.1 million, as compared to $2.7 million for the twelve months ended December 31, 1996. These costs are associated with the Company's brand identity program, implemented in Long Island during 1996 and the Company's New York and Mid Atlantic regions during 1997, and include the cost of repainting all delivery and service vehicles to reflect the Company's new identity. Through this program the Company intends to capitalize on its size by building significant brand equity in one "Petro" brand name, rather than the multiple names previously in use.

Pension curtailment.  Pension curtailment expenses for the twelve months ended
-------------------
December 31, 1997 were $0.7 million, as compared to $0.6 million for the twelve months ended December 31, 1996. These expenses represent the freezing of benefits under the Company's defined benefit pension plan resulting from the consolidation of Long Island and New York City operations.

Amortization of customer lists.  Amortization of customer lists decreased 3.8%
------------------------------
to $17.9 million for the twelve months ended December 31, 1997, as compared to $18.6 million for the twelve months ended December 31, 1996, as the impact of certain customer lists becoming fully amortized exceeded the impact of amortization associated with the Company's recent acquisitions.

Depreciation of plant and equipment.  Depreciation and amortization of plant and
-----------------------------------
equipment increased 9.6% to $7.2 million for the twelve months ended December 31, 1997, as compared to $6.6 million for the twelve months ended December 31, 1996, as a result of certain investments related to the Company's operational restructuring programs in the New York and Mid Atlantic regions, as well as the impact of the Company's acquisitions.

Amortization of deferred charges.  Amortization of deferred charges increased
--------------------------------
9.9% to $3.2 million for the twelve months ended December 31, 1997, as compared to $2.9 million for the twelve months ended December 31, 1996, as the impact of the amortization associated with the Company's recent acquisitions exceeded the impact of certain deferred charges becoming fully amortized.

Provision for supplemental benefits.  Provision for supplemental benefits
-----------------------------------
declined to $0.6 million for the twelve months ended December 31, 1997, as compared to $0.9 million for the twelve months ended December 31, 1996. These supplemental benefits reflect the extension of the exercise date of certain options previously issued and a change in the provision due to a reduction of the accrual required under the vesting schedule of those options.

Operating income (loss):  Operating income decreased to an operating loss of
-----------------------
$0.5 million for the twelve months ended December 31, 1997, as compared to operating income of $8.8 million for the twelve months ended December 31, 1996. This decline was largely a result of the weather-related decline in volume and an increase in restructuring and corporate identity expenses, partially offset by the Company's ability to reduce certain operating expenses and an increase in the Company's heating oil margins.

Net interest expense.  Net interest expense decreased to $31.7 million for the
--------------------
twelve months ended December 31, 1997, as compared to $32.4 million for the twelve months ended December 31, 1996. This reduction resulted from both a slight decline in average borrowings outstanding and average rate.

Other income.  Other income for the twelve months ended December 31, 1997 was
-------------
$11.4 million, as compared to $1.8 million for the twelve months ended December 31, 1996. These amounts reflect the sale of the Company's Hartford, CT heating oil operations in 1997 and the Company's Springfield, MA operations in 1996. Proceeds from these sales were used to make investments in other regions of the Company's operations and to repay debt.

Equity in income (loss) of Star Gas partnership.  Equity in the earnings of Star
-----------------------------------------------
Gas Partnership declined to a loss of $0.2 million for the twelve months ended December 31, 1997, as compared to earnings of $2.3 million for the twelve months ended December 31, 1996. This decrease was due to the impact of warm weather on Star Gas Partner's propane volume and net income.

Extraordinary item.  The extraordinary charge in 1996 of $6.4 million resulted
------------------
from the retirement of $43.8 million of 12.25% Subordinated Debentures due 2005. This charge included both a prepayment premium of $4.8 million and a write-off of deferred charges of $1.6 million associated with the issuance of that debt.

Net loss.  Net loss improved 19.1% to a net loss of $22.9 million for the twelve
--------
months ended December 31, 1997, as compared to a net loss of $28.3 million for the twelve months ended December 31, 1996. This improvement was due to the gain recognized on the sale of the Company's Hartford, CT business during the year, partially offset by the impact of warm first quarter weather on both the Company's and Star's volume, and to an increase in restructuring and corporate identity expenses.

Operating income before depreciation, amortization, and provision for
---------------------------------------------------------------------
supplemental benefits. Operating income before depreciation, amortization, and
---------------------
provision for supplemental benefits decreased to $28.4 million for the twelve months ended December 31, 1997, as compared to $37.7 million for the twelve months ended December 31, 1996. This decline was due to decreased volume resulting from the warm 1997 weather and to an increase in restructuring and corporate identity costs, partially offset by improved heating oil margins.

Liquidity and Financial Condition

Net cash provided by operating activities of $19.3 million combined with the $1.3 million net proceeds from the sale of Star Gas Partners Common Units amounted to $20.6 million. These funds were utilized in investing activities for the purchase of fixed assets of $4.6 million; and in financing activities to repay senior notes payable of $1.1 million, repay subordinated notes of $1.1 million, repay net working capital borrowings of $3.0 million, pay cash dividends of $7.0 million, increase the cash collateral account maintained with the Company's lenders to secure certain letter-of-credit obligations of $2.4 million, redeem preferred stock of $4.2 million, and for other financing activities of $2.8 million, which is comprised mainly of the redemption of $2.3 million of Notes Payables issued in connection with the purchase of fuel oil dealers. These financing activities were partially offset by cash provided from the Star Gas distributions of $4.4 million, the proceeds from the sale of fixed assets of $0.2 million, and proceeds from dividend reinvestments of $0.6 million. As a result of the above activities, the Company's cash balance decreased by $0.4 million since December 31, 1997.

In July 1998, the Company renewed its $47.0 million working capital revolving credit facility which will expire in June 1999. In consideration for the extension of this facility to June 1999, the Company agreed to, amongst other things, pay no common cash dividends and not make any acquisitions of other companies. As the Company's current capital constraints already imposes a limit to such activity, the impact of these prohibitions is minimal. At December 31, 1998 no amount was outstanding under this credit facility.

As part of the Star Gas / Petro Transaction, the Company plans to enter into a bank facilities agreement for approximately $100.0 million in senior secured facilities with a group of commercial banks. The bank facilities will consist of three separate tranches, a $40 million working capital facility, a $10 million letter of credit facility, and a $50 million acquisition facility. The working capital facility and letter of credit facility would expire on June 30, 2001. The acquisition facility would convert into a term loan on June 30, 2001 which would be payable in eight equal quarterly principal payments. Should the Star Gas / Petro Transaction be unsuccessful, the Company would expect to renew the existing working capital revolving credit facility or replace it with a similar facility.

As part of the Star Gas / Petro Transaction, the Company plans to sell approximately $90.0 million of Senior Secured Notes, the net proceeds of which will be used for the restructuring of the Company's debt and redemption of the preferred stock.

If the Star Gas / Petro Transaction does not occur, the Company's 1999 obligations would include paying $4.4 million of preferred dividends, redeeming $4.2 million of redeemable preferred stock, funding the $2.5 million needed to collateralize the remaining uncollateralized balance of the acquisition letter of credits and repaying $2.1 million of senior and senior subordinated notes (which were paid in January 1999). The Company has no material commitments for capital expenditures.

Based on the Company's expectation of securing a working capital facility, the Company's working capital position, and the expected net cash to be provided by operating activities, the Company expects to be able to meet all the above mentioned obligations in 1999.

The Company has substantial repayment obligations on indebtedness that become due beginning in the year 2000. If the proposed Star Gas / Petro Transaction is completed, these obligations are expected to be refinanced on or before their maturities. In the event that such transaction does not occur, the Company will explore alternatives including the repayment or refinancing of such maturities. If such alternatives cannot be effected, it could have a material adverse affect on the Company.

Year 2000

The "Year 2000" issue is the result of computer programs being written using two digits rather than four to define a specific year. Absent corrective actions, a computer program that has date sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failures or miscalculations causing disruptions to various activities and operations.

The Company conducted a comprehensive review of its computer systems to identify the systems that could be affected by the Year 2000 issue and has developed a plan to address this issue. The scope of this review included the assessment of the Company's information technology environment as well as the compliance attainment efforts of the Company's major service providers. Most key suppliers and business partners have been contacted with regard to their Year 2000 state of readiness such as the Company's software developer, significant suppliers, payroll provider, and banking partners, and the Company has obtained reasonable comfort that this issue is being adequately addressed.

In addition, the Company has engaged a prominent information technology consulting firm ("IT Firm") to advise and ensure that it maintains a focused strategy to successfully address the Year 2000 issue on a timely basis. This IT Firm will contribute an added layer of comfort for Year 2000 compliance, based on their independent assessment derived from continuous exposure analyses which are designed to assess the costs and efforts needed to maintain and/or repair the Company's critical business systems.

The Company's main applications and operating systems have a combination of compliant and non-compliant systems. The primary computer platform which supports much of the Company's operations was designed to be Year 2000 compliant, and the Company has obtained a compliance warranty attesting to this fact. However, the Company has identified potential problem areas and assessed a total cost of approximately $350,000 to make the entire system Year 2000 compliant, which includes the IT Firm's consulting fees. The Company's state of readiness to make each identified area Year 2000 compliant is at the implementation stage.

Through December 31, 1998 the Company has incurred approximately $50,000 in Year 2000 compliance expenses for applications and hardware, and it expects to incur an additional $300,000 through the summer of 1999 for additional applications and hardware, as well as the IT Firm's consulting fees.

Furthermore, the Company has also accelerated the planned replacement of its internal messaging system in order to gain company-wide Year 2000 messaging compatibility. Through December 31, 1998 the Company has incurred approximately $30,000 of expenses for this project, and expects to incur an additional $220,000 by the summer of 1999 to complete the project.

If the Company fails to be Year 2000 compliant, a worst case scenario would be system failures and miscalculations that could adversely affect operations. However, because the primary computer platform which currently supports much of the Company's operations is already Year 2000 compliant and continues to show positive test results like those of other existing and newly installed Year 2000 compliant systems being tested, the Company would experience only minor operational disruptions even in such worst case scenario. Business contingency plans designed to mitigate the Company's worst case scenario and potential disruptions to business operations include continued substantive pre-testing of existing and newly installed Year 2000 compliant systems. This coupled with the Company's existing effort to relieve information technology systems from non-critical, non-Year 2000 projects, while simultaneously planning the availability of all information technology personnel before, during, and after the Year 2000 changeover is designed to mitigate the effects of potential business disruptions.

Notwithstanding the substantive work involved in making all its systems Year 2000 compliant, the Company could still potentially experience disruptions to some aspects of its various activities and operations, including those resulting from non-compliant systems utilized by unrelated third party governmental and business entities.

Noncompliance with The NASDAQ Stock Market Minimum Bid Price Requirement

The Company received notification from The NASDAQ Stock Market ("NASDAQ") that its Class A Common Stock was not in compliance pursuant to the newly enacted NASD Market Place Rules regarding the minimum bid price requirement. The Company responded to NASDAQ outlining its position as to why NASDAQ should not take any action to delist Petro's Class A Common Stock from its National Market System ("NMS"). Among the reasons given for not delisting the stock was the possibility of the Star Gas / Petro Transaction. The original NASDAQ Hearing Panel granted a very limited exception to the continued listing requirements based upon the Company's written request. The Company responded by requesting a full oral hearing on this matter as provided for under the NASD Market Place Rules.

The full oral hearing took place in November 1998 before a NASDAQ Listing Qualification Panel (the "Panel") resulting in a January 1999 determination subject to certain conditions, to not delist the Company from the NMS. Such conditions for the Company's continued NMS listing include a continued commitment on the Company's behalf to regain compliance with the NASD Market Place Rules within a reasonable time period and to sustain compliance over the long-term. Other conditions include a closing price of at least $1.00 per share for the Class A Common Stock on or before March 1, 1999, and thereafter at a price of at least $1.00 per share for a minimum of ten consecutive trading days. If the Company fails to meet these conditions the Panel has determined that the Company's Class A Common Stock will be delisted from the NMS.

A delisting could have a material adverse effect on the liquidity, trading, and price for the Class A Common Stock. If the Star Gas / Petro Transaction does not occur, no assurance can be given as to the continued listing of the Class A Common Stock in the NMS.

Quantitative and Qualitative Disclosures about Market Risk

The Company is exposed to interest rate risk primarily through its working capital revolving credit facility and market risk through its futures contracts. The Company uses its working capital revolving credit facility to meet its working capital needs. At December 31, 1998 no amount was outstanding under the working capital revolving credit facility.

The Company selectively uses derivative financial instruments to manage its exposure to market risk related to changes in the current and commodity market price of #2 home heating oil. The Company does not hold derivatives for trading purposes. The value of market sensitive derivative instruments is subject to change as a result of movements in market prices. Consistent with the nature of hedging activity, associated unrealized gains and losses would be offset by corresponding decreases or increases in the purchase price the Company would pay for the #2 home heating oil being hedged. Sensitivity analysis is a technique used to evaluate the impact of hypothetical market value changes. Based on a hypothetical ten percent increase in the cost of # 2 home heating oil at December 31, 1998, the potential unrealized losses on the Company's hedging activity would be reduced by $1.9 million; and conversely a hypothetical ten percent decrease would increase the unrealized losses by the same amount.

Accounting Changes

In June 1998 the FASB issued SFAS No. 133 - "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. This statement is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999. The Company is assessing the disclosure requirements of SFAS No. 133.

STATEMENT REGARDING FORWARD-LOOKING DISCLOSURE

This Report includes "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act which represent the Company's expectations or beliefs concerning future events that involve risks and uncertainties, including those associated with the effect of weather conditions on the Company's financial performance, the price and supply of home heating oil, the ability of the Company to obtain new accounts and retain existing accounts and the ability of the Company to realize cost reductions from its operational restructuring program. All statements other than statements of historical facts included in this Report including, without limitation, the statements under "Management's Discussion and Analysis of Results of Operations and Financial Condition" and "Business" and elsewhere herein, are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Company's expectations ("Cautionary Statements") are disclosed in this Report, including without limitation, in conjunction with the forward-looking statements included in this report. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements.

              PETROLEUM HEAT AND POWER CO., INC. AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                        AND FINANCIAL STATEMENT SCHEDULE



Consolidated Financial Statements of Petroleum Heat and Power Co.,
 Inc. and Subsidiaries

 Independent Auditors' Report                                         F-2

 Consolidated Balance Sheets, December 31, 1997 and 1998              F-3

 Consolidated Statements of Operations, Years ended
    December 31, 1996, 1997 and 1998                                  F-4

 Consolidated Statements of Changes in Stockholders'
   Equity (Deficiency),
     Years ended December 31, 1996, 1997 and 1998                     F-5

 Consolidated Statements of Cash Flows, Years ended
    December 31, 1996, 1997 and 1998                                  F-6

 Notes to Consolidated Financial Statements                           F-7

Schedule for the years ended December 31, 1996, 1997 and 1998:

 II - Valuation and Qualifying Accounts                               F-28


 All other schedules are omitted because they are not applicable or the required information is shown in the consolidated financial statements or notes thereto.

                          INDEPENDENT AUDITORS' REPORT



The Stockholders and Board of Directors of
Petroleum Heat and Power Co., Inc.:



          We have audited the accompanying consolidated balance sheets of Petroleum Heat and Power Co., Inc. and subsidiaries as of December 31, 1997 and 1998, and the related consolidated statements of operations, changes in stockholders' equity (deficiency) and cash flows for each of the years in the three-year period ended December 31, 1998. In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedule as listed in the accompanying index. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

          We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Petroleum Heat and Power Co., Inc. and subsidiaries as of December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998 in conformity with generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.



                                             KPMG LLP


Stamford, Connecticut
February 16, 1999

              PETROLEUM HEAT AND POWER CO., INC. AND SUBSIDIARIES
                           Consolidated Balance Sheets

(In thousands, except per share data)

                                                                               December 31,
                                                                        -------------------------------
Assets                                                                      1997            1998
------                                                                  ---------------  --------------

Current assets:
 Cash                                                                        $   2,390       $   2,004
 Restricted cash                                                                     -           4,900
 Accounts receivable (net of allowance of $980 and $944)                        78,987          56,845
 Inventories                                                                    16,285          17,534
 Prepaid expenses                                                                6,203           5,978
 Notes receivable and other current assets                                       1,259           1,045
                                                                             ---------       ---------
  Total current assets                                                         105,124          88,306
                                                                             ---------       ---------

Property, plant and equipment - net                                             30,615          28,124

Intangible assets (net of accumulated amortization
 of $285,850 and $306,822)
  Customer lists                                                                69,265          52,596
  Deferred charges                                                              24,924          21,849
                                                                             ---------       ---------
                                                                                94,189          74,445
                                                                             ---------       ---------

Investment in and advances to the Star Gas Partnership                          27,499          20,755
Deferred gain on Star Gas Transaction                                          (19,964)        (19,964)
                                                                             ---------       ---------
                                                                                 7,535             791
                                                                             ---------       ---------

Restricted cash                                                                  9,350           6,900
Other assets                                                                     1,033             965
                                                                             ---------       ---------
                                                                             $ 247,846       $ 199,531
                                                                             =========       =========

Liabilities and Stockholders' Equity (Deficiency)
-------------------------------------------------

Current liabilities:
 Working capital borrowings                                                  $   3,000   $           -
 Current debt                                                                    2,391           8,021
 Current maturities of redeemable preferred stock                                4,167           4,167
 Accounts payable                                                               14,759          10,129
 Customer credit balances                                                       20,767          27,884
 Unearned service contract revenue                                              15,321          15,430
 Accrued expenses and other liabilities                                         32,283          31,652
                                                                             ---------       ---------
  Total current liabilities                                                     92,688          97,283
                                                                             ---------       ---------

Supplemental benefits and other long-term liabilities                            5,043           4,984
Pension plan obligation                                                          5,702           5,780
Notes payable and other long-term debt                                          16,507           8,381
Senior notes payable                                                            63,100          62,050
Senior subordinated and subordinated notes payable                             209,350         208,300

Redeemable and exchangeable preferred stock                                     32,489          28,578

Common stock redeemable at option of stockholder (83 Class A
 and 21 Class C shares and 41 Class A and 10 Class C shares)                       656             328
Note receivable from stockholder                                                  (656)           (328)

Stockholders' equity (deficiency):
 Preferred stock-no par value; 1,000 shares authorized,
  0 and 787 shares issued and outstanding                                            -               -
 Class A common stock-par value $.10 per share; 60,000 shares
  authorized, 23,606 and 23,865 shares issued and outstanding                    2,361           2,387
 Class B common stock-par value $.10 per share; 6,500 shares
  authorized, 11 and 11 shares issued and outstanding                                1               1
 Class C common stock-par value $.10 per share; 5,000 shares
  authorized, 2,577 and 2,587 shares issued and outstanding                        258             259
 Additional paid-in capital                                                     81,358          83,024
 Deficit                                                                      (256,365)       (296,759)
 Accumulated other comprehensive income                                         (4,646)         (4,737)
                                                                             ---------       ---------
     Total stockholders' equity (deficiency)                                  (177,033)       (215,825)
                                                                             ---------       ---------
                                                                             $ 247,846       $ 199,531
                                                                             =========       =========

See accompanying notes to consolidated financial statements.

              PETROLEUM HEAT AND POWER CO., INC. AND SUBSIDIARIES

                     Consolidated Statements of Operations

 (In thousands, except per share data)

                                                                        Years Ended December 31,
                                                          ----------------------------------------------------------
                                                                1996              1997                1998
                                                          -----------------  ------------------  -------------------

Net sales                                                         $608,161            $548,141             $408,019

Costs and expenses
  Cost of sales                                                    427,388             379,748              265,526
  Selling, general and administrative expenses                     105,601             102,377               87,268
  Direct delivery expense                                           33,102              30,006               24,613
  Restructuring charges                                              1,150               2,850                  535
  Corporate identity expenses                                        2,659               4,136                  152
  Star Gas transaction expenses                                          -                   -                4,823
  Pension curtailment expense                                          557                 654                    -
  Amortization of customer lists                                    18,611              17,903               16,669
  Depreciation of plant and equipment                                6,574               7,204                6,969
  Amortization of deferred charges                                   2,888               3,175                2,899
  Provision for supplemental benefits                                  873                 565                  358
                                                                  --------            --------             --------
    Operating income (loss)                                          8,758                (477)              (1,793)

Other income (expense):
  Interest expense                                                 (34,669)            (33,813)             (33,037)
  Amortization of debt issuance cost                                (1,872)             (1,464)              (1,404)
  Interest income                                                    2,257               2,145                2,305
  Other                                                              1,842              11,445                  112
                                                                  --------            --------             --------

  Loss before income taxes, equity interest
    and extraordinary item                                         (23,684)            (22,164)             (33,817)
Income taxes                                                           500                 500                  400
                                                                  --------            --------             --------
  Loss before equity interest
    and extraordinary item                                         (24,184)            (22,664)             (34,217)
                                                                  --------            --------             --------

Share of income (loss) of Star Gas Partnership                       2,283                (235)              (1,120)
                                                                  --------            --------             --------
  Loss before extraordinary item                                   (21,901)            (22,899)             (35,337)
                                                                  --------            --------             --------
Extraordinary item-loss on early
   extinguishment of debt                                           (6,414)                -                   -
                                                                  --------            --------             --------
  Net loss                                                        $(28,315)           $(22,899)            $(35,337)
                                                                  ========            ========             ========

Preferred Stock dividends                                           (2,389)             (4,644)              (5,057)
                                                                  --------            --------             --------
  Net loss applicable to common stock                             $(30,704)           $(27,543)            $(40,394)
                                                                  ========            ========             ========


Basic and Diluted losses per common
 share before extraordinary item:
  Class A and C Common Stock                                        $(0.95)             $(1.06)              $(1.52)

Extraordinary loss per common share:
  Class A and C Common Stock                                         (0.25)                  -                    -

Basic and Diluted losses per common
 share:
  Class A and C Common Stock                                        $(1.20)             $(1.06)              $(1.52)




See accompanying notes to consolidated financial statements.

              PETROLEUM HEAT AND POWER CO., INC. AND SUBSIDIARIES

    Consolidated Statements of Changes in Stockholders' Equity (Deficiency)
                  Years Ended December 31, 1996, 1997 and 1998

                                                                  (In thousands)

                                        Common Stock
                      ------------------------------------------
                      Class A           Class B          Class C                                  Accumulated
                      ------------------------------------------         Additional                   Other
                      No. of            No. of           No. of          Paid-In                  Comprehensive
                      Shares   Amount   Shares   Amount  Shares  Amount  Capital      Deficit        Income         Total
                      ------   ------   ------   ------  ------  ------  ----------   ---------   -------------   ---------

                      ------------------------------------------------------------------------------------------------------
Balance at 12/31/95   22,653   $2,266       14       $1   2,558    $256     $76,418   $(174,972)        $(4,872)  $(100,903)

Net loss                                                                                (28,315)                    (28,315)

Other comprehensive
 income:
  Minimum pension
   liability adj.                                                                                        (1,193)     (1,193)

Comprehensive income                                                                                                (29,508)

Cash dividends
 declared and paid
 (See notes 7 & 8)                                                                      (13,880)                    (13,880)
Cash div. payable
 (See notes 7 & 8)                                                                       (3,857)                     (3,857)
Class A Common Stock
 issued under the
 Div. Reinvest. Plan     302       30                                         2,034                                   2,064
Other                    (24)      (2)      (3)       -       9       1         352                                     351
                      -----------------------------------------------------------------------------------------------------
Balance at 12/31/96   22,931    2,294       11        1   2,567     257      78,804    (221,024)         (6,065)   (145,733)

Net loss                                                                                (22,899)                    (22,899)

Other comprehensive
 income:
  Minimum pension
   liability adj.                                                                                         1,419       1,419

Comprehensive income                                                                                                (21,480)

Cash dividends
 declared and paid
 (See notes 7 & 8)                                                                      (10,479)                    (10,479)
Cash div. payable
 (See notes 7 & 8)                                                                       (1,963)                     (1,963)
Class A Common Stock
 issued under the
 Div. Reinvest. Plan     691       69                                         2,331                                   2,400
Other                    (16)      (2)                       10       1         223                                     222
                      ------------------------------------------------------------------------------------------------------
Balance at 12/31/97   23,606    2,361       11        1   2,577     258      81,358    (256,365)         (4,646)   (177,033)

Net loss                                                                                (35,337)                    (35,337)

Other comprehensive
 income:
  Minimum pension
   liability adj.                                                                                           (91)        (91)

Comprehensive income                                                                                                (35,428)

Cash dividends
 declared and paid                                                                       (5,057)                     (5,057)
 (See notes 7 & 8)
Class A Common Stock
 issued under the
 Div. Reinvest. Plan     271       27                                           583                                     610
Jr. Convertible
 preferred stock
 issued in
  connection                                                                  1,216                                   1,216
 with exchange offer
Other                    (12)      (1)                       10       1        (133)                                   (133)
                    -------------------------------------------------------------------------------------------------------
Balance at 12/31/98   23,865   $2,387       11       $1   2,587    $259     $83,024   $(296,759)        $(4,737)  $(215,825)
                    =======================================================================================================

See accompanying notes to consolidated financial statements.

              PETROLEUM HEAT AND POWER CO., INC. AND SUBSIDIARIES
                     Consolidated Statements of Cash Flows
                             (In thousands)

                                                                               Years Ended December 31,
                                                                        -------------------------------------------
                                                                            1996          1997          1998
                                                                        -------------  -------------  -------------
Cash flows from (used in) operating activities:
----------------------------------------------------------------------
Net loss                                                                    $(28,315)      $(22,899)      $(35,337)
Adjustments to reconcile net loss to
 net cash provided by (used in) operating activities:
  Amortization of customer lists                                              18,611         17,903         16,669
  Depreciation of plant and equipment                                          6,574          7,204          6,969
  Amortization of deferred charges                                             2,888          3,175          2,899
  Amortization of debt issuance costs                                          1,872          1,464          1,404
  Share of (income)loss of Star Gas                                           (2,283)           235          1,120
  Provision for losses on accounts receivable                                  1,882          1,853          1,419
  Provision for supplemental benefits                                            873            565            358
  Loss on early extinguishment of debt                                         6,414              -              -
  Gain on sale of business                                                    (1,781)       (11,284)             -
  Other                                                                          105           (186)          (126)

  Change in Operating Assets and Liabilities, net of
   effects of acquisitions and dispositions:
    Decrease in accounts receivable                                              117         12,522         20,723
    Decrease (increase) in inventory                                          (1,671)         5,799         (1,249)
    Decrease (increase) in other current assets                                 (575)           845            439
    Decrease (increase) in other assets                                          (86)          (123)            68
    Decrease in accounts payable                                              (3,836)        (4,229)        (4,630)
    Increase (decrease) in customer credit balances                           (2,142)         3,299          7,117
    Increase (decrease) in unearned service contract revenue                    (147)           (67)           109
    Increase (decrease) in accrued expenses                                   (2,352)         2,568          1,332
                                                                            --------       --------       --------
 Net cash provided by (used in) operating activities                          (3,852)        18,644         19,284
                                                                            --------       --------       --------

Cash flows from (used in) investing activities:
----------------------------------------------------------------------
Minimum quarterly distributions from Star Gas Partnership                      4,313          5,507          4,367
Acquisitions                                                                 (28,493)       (16,252)             -
Capital expenditures                                                          (6,874)        (6,980)        (4,584)
Proceeds from sale of business                                                 4,073         15,571              -
Net proceeds from sales of fixed assets                                          788          1,174            218
                                                                            --------       --------       --------
 Net cash provided by (used in) investing activities                         (26,193)          (980)             1
                                                                            --------       --------       --------

Cash flows from (used in) financing activities:
----------------------------------------------------------------------
Net proceeds from sale of Star Gas Partnership units                               -              -          1,271
Net proceeds from issuance of common stock                                     2,064          2,400            610
Net proceeds from issuance of preferred stock                                      -         28,323              -
Repayment of senior notes payable                                             (1,050)        (1,050)        (1,050)
Repurchase of subordinated notes                                             (49,612)        (1,050)        (1,050)
Redemption of preferred stock                                                 (4,167)        (4,167)        (4,167)
Repurchase of common stock                                                       (39)             -              -
Credit facility borrowings                                                    51,000         16,000          5,000
Credit facility repayments                                                   (29,000)       (35,000)        (8,000)
Net decrease (increase) in restricted cash                                     3,000         (6,350)        (2,450)
Cash dividends paid                                                          (17,702)       (14,336)        (7,020)
Other                                                                            523         (3,301)        (2,815)
                                                                            --------       --------       --------
 Net cash provided by (used in) financing activities                         (44,983)       (18,531)       (19,671)
                                                                            --------       --------       --------

 Net (decrease) in cash                                                      (75,028)          (867)          (386)
 Cash at beginning of year                                                    78,285          3,257          2,390
                                                                            --------       --------       --------

 Cash at end of year                                                        $  3,257       $  2,390       $  2,004
                                                                            ========       ========       ========

Supplemental Disclosure of Cash Flow Information:
----------------------------------------------------------------------
Cash paid during the year for:
 Interest                                                                   $ 37,007       $ 33,879       $ 33,304
 Income taxes                                                                    215            140            162
Noncash investing and financing activities:
 Issuance of notes payable                                                         -              -              -
 Acquisitions                                                                      -        (26,467)             -
 Asset conveyance to Star Gas Partnership                                          -         26,467              -
 Star Gas Partnership units received pursuant to asset conveyance                  -         (3,467)             -
 Increase in tax liability from asset conveyance                                   -          3,467              -
 Issuance of junior preferred stock pursuant to subordinated
  bond and cumulative redeemable preferred stock exchange                          -              -          1,216
 Increase in deferred charges                                                      -              -         (1,216)

See accompanying notes to consolidated financial statements.

              PETROLEUM HEAT AND POWER CO., INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (In thousands, except per share data)


(1)  Summary of Significant Accounting Policies


Principles of Consolidation
---------------------------

The consolidated financial statements include the accounts of Petroleum Heat and Power Co., Inc. ("Petro") and its subsidiaries ("the Company"), each of which is wholly owned. The Company currently operates in twenty-six major markets in the Northeast, including the metropolitan areas of Boston, New York City, Baltimore, Providence, and Washington DC serving approximately three hundred and forty thousand customers in those areas. Credit is granted to substantially all of these customers with no individual account comprising a concentrated credit risk.

The Company is primarily engaged in the retail distribution of #2 home heating oil, related equipment services, and equipment sales to residential and commercial customers. It operates from twenty-four branches / depots and thirteen satellites primarily in the Northeast United States. #2 home heating oil is principally used by the Company's residential and commercial customers to heat their homes and buildings, and as a result, weather conditions have a significant impact on the demand for the product. Actual weather conditions can vary substantially from year to year, and accordingly can significantly affect the Company's performance.

In addition, the Company through its wholly owned subsidiary Star Gas Corporation ("Star Gas"), has a 40.5% equity interest in Star Gas, L.P. (the "Partnership") which is being accounted for by the equity method. Additionally, Star Gas is the general partner of the Partnership. The Partnership is primarily engaged in the retail distribution of propane and related equipment and supplies to residential, commercial, industrial, agricultural and motor fuel customers. The Partnership believes that it is the eighth largest retail propane distributor in the United States, serving approximately one hundred and sixty-six thousand customers from fifty-five branch locations and thirty-two satellite storage facilities in the Midwest and nineteen branch locations and fourteen satellite storage facilities in the Northeast. The Partnership also serves approximately thirty wholesale customers from its wholesale operation in southern Indiana (see note 2 and 3).


Comprehensive Income
--------------------

The Company's comprehensive income consists of net income and other comprehensive income, the sole component of which is the minimum pension liability adjustment.


Use of Estimates
----------------

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period.
Actual results could differ from those estimates.


Revenue Recognition
-------------------

Sales of fuel oil and heating equipment are recognized at the time of delivery of the product to the customer or at the time of sale or installation. Revenue from repairs and maintenance service is recognized upon completion of the service. Payments received from customers for heating equipment service contracts are deferred and amortized into income over the terms of the respective service contracts, on a straight line basis, which generally do not exceed one year.

              PETROLEUM HEAT AND POWER CO., INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (In thousands, except per share data)

(1)  Summary of Significant Accounting Policies (Continued)

Equity Accounting for Star Gas Investment
-----------------------------------------

The Company has accounted for its investment in the Partnership using the equity method of accounting since the Partnership's initial public offering in December 1995 (see note 2 and 3). The Company believes that the equity method is appropriate due to the Partnership Agreement which places significant restrictions on the General Partner's authority to make Partnership decisions such as possessing or assigning specific partnership property, admitting a new partner, or transferring its interest as General Partner. The Partnership Agreement also allows for the removal of the General Partner by a 2/3 vote of the common unitholders. In addition, Petro has no voting rights, except to the extent that the Company holds Common Units, which are minimal.

Inventories
-----------

Inventories are stated at the lower of cost or market using the first-in, first-out method. The components of inventories were as follows at the dates indicated:


                                              December 31,
                                      ----------------------------
                                          1997           1998
                                      -------------  -------------
Fuel oil                                    $ 9,246        $11,158
Parts and equipment                           7,039          6,376
                                            -------        -------
                                            $16,285        $17,534
                                            =======        =======


Property, Plant and Equipment
-----------------------------

Property, plant and equipment are carried at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets.

Customer Lists and Deferred Charges
-----------------------------------

Customer lists are recorded at cost less accumulated amortization. Amortization for the fuel oil customer lists is computed using the straight-line method with 90% of the cost amortized over six years and 10% of the cost amortized over 25 years.

Deferred charges include goodwill and payments related to covenants not to compete. The covenants are amortized using the straight-line method over the terms of the related contracts while goodwill is amortized using the straight-line method over a twenty-five year period. Also included as deferred charges are the costs associated with the issuance of the Company's subordinated debt. Such costs are being amortized using the interest method over the lives of the instruments.

The Company assesses the recoverability of intangible assets at the end of each fiscal year and, when appropriate, at the end of each fiscal quarter, by comparing the carrying values of such intangibles to market values, where a market exists, supplemented by cash flow analyses to determine that the carrying values are recoverable over the remaining estimated lives of the intangibles through undiscounted future operating cash flows. When an intangible asset is deemed to be impaired, the amount of impairment is measured based on market values, as available, or by projected operating cash flows, using a discount rate reflecting the Company's assumed average cost of funds.

Advertising Expenses
--------------------

Advertising costs are expensed as they are incurred. Advertising expenses were $2,947, $3,294 and $2,503 for 1996, 1997 and 1998 respectively.

Issuance of Stock by Subsidiaries
---------------------------------

At the time a subsidiary sells its stock to an unrelated party a gain is recognized only if there are no significant uncertainties regarding realization.

Customer Credit Balances
------------------------

Customer credit balances represent payments received from customers pursuant to a budget payment plan (whereby customers pay their estimated annual fuel charges on a fixed monthly basis) in excess of actual deliveries billed.

              PETROLEUM HEAT AND POWER CO., INC. AND SUBSIDIARIES

                     (In thousands, except per share data)


(1)  Summary of Significant Accounting Policies - (Continued)

Concentration of Revenue with Guaranteed Maximum Price Customers
----------------------------------------------------------------

Approximately 25% of the Company's heating oil volume is sold to individual customers under an agreement pre-establishing the maximum sales price of oil over a twelve month period. The maximum price at which oil is sold to these capped-price customers is renegotiated in the Spring of each year in light of then current market conditions. The Company currently enters into forward purchase contracts and futures contracts for a substantial majority of the oil it sells to these capped-price customers in advance and at a fixed cost. Should events occur after a capped-sales price is established that increases the cost of oil above the amount anticipated, margins for the capped-price customers whose oil was not purchased in advance would be lower than expected, while those customers whose oil was purchased in advance would be unaffected. Conversely, should events occur during this period that decrease the cost of oil below the amount anticipated, margins for the capped-price customers whose oil was purchased in advance could be lower than expected, while those customers whose oil was not purchased in advance would be unaffected or higher than expected.

For the year ended December 31, 1997 the Company purchased put options to hedge the risk associated with a decrease in heating oil prices in situations where forward purchase contracts and futures contracts had been entered into to match capped-price customer commitments. The cost of acquiring these options was recognized in cost of goods sold over the life of each option agreement. For the year ended December 31, 1998 the Company did not purchase similar put options.

In accordance with SFAS No. 80, "Accounting for Futures Contracts," futures contracts are classified as a hedge when the item to be hedged exposes the company to price risk and the futures contract reduces that risk exposure. Future contracts that relate to transactions that are expected to occur are accounted for as a hedge when the significant characteristics and expected terms of the anticipated transactions are identified and it is probable that the anticipated transaction will occur. If a transaction does not meet the criteria to qualify as a hedge, it is considered to be speculative. Any gains or losses associated with futures contracts which are classified as speculative are recognized in the current period. If a futures contract that has been accounted for as a hedge is closed or matures before the date of the anticipated transaction, the accumulated change in value of the contract is carried forward and included in the measurement of the related transaction. Option contracts are accounted for in the same manner as futures contracts. At December 31, 1997 and 1998 the Company had futures contracts to buy #2 home heating oil with notional amounts totaling $11,925 and $17,406, and futures contracts to sell #2 home heating oil with notional amounts totaling $5,061 and $0 respectively.

At December 31, 1997 the Company had put options outstanding with an aggregate notional value of $14,438 to hedge the risk associated with approximately 50% of the 33.8 million gallons of heating oil forward purchase contracts and 20.6 million gallons under futures contracts, that expired at various times with no contract expiring later than April 1998. At December 31, 1998 the Company did not have similar put options, but did have 15.7 million gallons of heating oil forward purchase contracts and 38.8 million gallons of futures contracts, which
expire at various times with no contract expiring later than May 1999.   The
unrealized losses on the Company's hedging activity was ($2.7) million and ($6.0) million at December 31, 1997 and 1998 respectively. This hedging activity is designed to help the Company achieve its planned margins and represents approximately 23% and 24% of the expected total #2 oil volume for the corresponding 1997 and 1998 period.

The carrying amount of all hedging financial instruments at December 31, 1997 and 1998 was $488 and $3,009 respectively, and were included in Prepaid Expenses on the Consolidated Balance Sheet. The risk that counterparties to such instruments may be unable to perform is minimized by limiting the counterparties to major oil companies and major financial institutions, including the New York Mercantile Exchange. The Company does not expect any losses due to such counterparty default.


Corporate Identity Expenses
---------------------------

Corporate identity expenses represent the costs associated with the Company's brand identity program, implemented first in Long Island in 1996 and in the Company's Metro New York and Mid Atlantic regions in 1997. These expenses include the cost of repainting all delivery and service vehicles to reflect the Company's new identity, and are expensed as they are incurred.

              PETROLEUM HEAT AND POWER CO., INC. AND SUBSIDIARIES

                     (In thousands, except per share data)

(1)  Summary of Significant Accounting Policies - (Continued)

Star Gas Transaction Expenses
-----------------------------

Star Gas transaction expenses represent costs incurred in association with the Company's previously announced business combination with the Partnership (see note 3). These expenses include legal, printing, advisory, and other professional charges incurred to accomplish this business combination, and are expensed as they are incurred. The Company estimates that it will incur a total of $7.5 million to $8.5 million of costs associated with this transaction. If this transaction is successfully completed, the Partnership will reimburse the Company approximately $7.0 million for these expenses.

Environmental Costs
-------------------

The Company expenses, on a current basis, costs associated with managing hazardous substances and pollution in ongoing operations. The Company also accrues for costs associated with the remediation of environmental pollution when it becomes probable that a liability has been incurred and the amount can be reasonably estimated.

Income Taxes
------------

The Company files a consolidated Federal Income Tax return with its subsidiaries. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amount of assets and liabilities and their respective tax bases and operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Basic and Diluted Earnings (Losses) per Common Share
----------------------------------------------------

The company computes basic and diluted earnings per share in accordance with the requirements of the Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 128 - "Earnings Per Share". When the impact of converting dilutive securities are antidilutive, the computation treats such conversions as having no effect and presents basic and diluted earnings per share as the same amount during periods with losses (see note 17).

Accounting Changes
------------------

In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130 - "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting and displaying changes in equity that results from non-owner transactions and events. This statement is effective for fiscal years beginning after December 15, 1997. The Company adopted SFAS No. 130 and has made the appropriate disclosures.

In June 1997 the FASB issued SFAS No. 131 - "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 requires disclosures about segments of an enterprise and related information such as the different types of business activities and economic environments in which a business operates.
This statement is effective for fiscal years beginning after December 15, 1997. The Company adopted SFAS No. 131 and in accordance with the Statement has disclosed its only reportable segment.

In February 1998 the FASB issued SFAS No. 132 - "Employer's Disclosures about Pensions and Other Postretirement Benefits." SFAS No. 132 attempts to standardize the disclosure requirements for pensions and other postretirement benefits. This statement is effective for fiscal years beginning after December 15, 1997. The Company adopted SFAS No. 132 and has made the appropriate disclosures.

In June 1998 the FASB issued SFAS No. 133 - "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. This statement is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999. The Company is assessing the impact and disclosure requirements of SFAS No. 133.

              PETROLEUM HEAT AND POWER CO., INC. AND SUBSIDIARIES

                     (In thousands, except per share data)

(2) Star Gas Investment

In December 1993, the Company acquired an approximate 29.5% equity interest (42.8% voting interest) in Star Gas for $16.0 million in cash. Each of the other investors in Star Gas granted the Company an option, exercisable to December 31, 1998, to purchase such investor's interest in Star Gas. In December 1994, the Company exercised its right to purchase the remaining outstanding common equity of Star Gas by paying $3.8 million in cash and issuing approximately 2.5 million shares ($22.1 million) of the Company's Class A Common Stock. The Company also incurred $0.9 million of acquisition related cost in connection with the Star Gas acquisition. The acquisition was accounted for as a purchase and accordingly the purchase price was allocated to the underlying assets and liabilities based upon the Company's estimate of their respective fair value at the date of acquisition. The fair value of assets acquired was $141.3 million (including $3.3 million in cash) and liabilities and preferred stock was $109.5 million. The excess of the purchase price over the fair value of assets acquired and liabilities assumed was $9.0 million and was being amortized over a period of twenty-five years.

The Company's investment in Star Gas was accounted for using the equity method from December 23, 1993 to December 7, 1994, at which time the Company exercised its right to purchase the remaining outstanding common equity of Star Gas (the "Star Gas Acquisition"). From December 8, 1994 to December 19, 1995 while Star Gas was a wholly owned subsidiary of Petro, Star Gas operations, assets and liabilities were included in the consolidated financial statements of the Company.

In November 1995, Star Gas organized Star Gas Partners, L.P. a Delaware limited partnership (the "Partnership") and Star Gas and the Partnership together organized Star Gas Propane, L.P., a Delaware limited partnership ("Operating Partnership"). In December 1995, Petro transferred substantially all of its propane assets and liabilities to Star Gas, and Star Gas transferred ("Star Gas Conveyance") substantially all of its assets (including the propane assets transferred by Petro) in exchange for a general partnership interest in the Operating Partnership and the assumption by the Operating Partnership of substantially all of the liabilities of Star Gas. The total value of the assets conveyed to the Operating Partnership was $156.5 million. Concurrently with the Star Gas Conveyance, Star Gas issued approximately $85.0 million in First Mortgage Notes to certain institutional investors. In connection with the Star Gas Conveyance, the Operating Partnership assumed $91.5 million of Star Gas liabilities including the $85.0 million of First Mortgage Notes; however, Star Gas retained approximately $83.7 million in cash from the proceeds of the First Mortgage Notes. As a result of the foregoing transactions ("1995 Star Gas Transaction"), Star Gas received a 46.5% equity interest in the Partnership, and Petro received distributions from the public sale of 2.6 million Master Limited Partnership units at $20.46 per share for $51.0 million in cash. In order for the Partnership to begin operations with $6.2 million of working capital, Star Gas and the Operating Partnership agreed that the amount of debt assumed by the Operating Partnership would be adjusted upward or downwards to the extent that the working capital of the Operating Partnership at closing was more or less than $6.2 million. At closing, the net working capital of the Operating Partnership was $9.2 million and as a result, $3.0 million was paid to Petro in January 1996.

In accordance with the Company's accounting policies, the Company deferred the gain of approximately $20.0 million for this transaction because the Company holds subordinate units which do not have a readily ascertainable market price creating an uncertainty regarding realization, and due to the fact that Star Gas as general partner had a $6.0 million additional capital contribution obligation to enhance the Partnership's ability to make quarterly distributions on the common units (at December 31, 1998, these funds were no longer restricted at the Star Gas level and had been released to Petro since the quarterly guarantee provisions were fulfilled). The Company will recognize the gain from this transaction when the Company's subordinated units convert into common units in accordance with the terms of the partnership agreement. In general, full conversion of subordinated units to common units will take place no earlier than the first day of any quarter beginning on or after January 1, 2001, based upon the satisfaction of certain performance criteria for a period of at least three non-overlapping consecutive four-quarter periods immediately preceding the conversion date.

In October 1997, Star Gas acquired the outstanding stock of an unaffiliated Ohio propane company ("1997 Star Gas Transaction") and in an equal exchange subsequently transferred all of such assets to the Partnership for the assumption of $23 million of debt incurred by Star Gas in connection with this acquisition, a 0.00027% general partnership interest in the Partnership along with one hundred and forty-eight thousand Partnership common units, and the assumption by Star Gas of approximately $3.5 million of future income tax liabilities resulting from this asset conveyance. Subsequently in December 1997, the Company sold twenty-four thousand common units and in January 1998 sold sixty-three thousand common units.

              PETROLEUM HEAT AND POWER CO., INC. AND SUBSIDIARIES

                     (In thousands, except per share data)

(2) Star Gas Investment (Continued)

As a result of the Partnership's secondary public offering in December 1997 a difference of $2.4 million between the Company's carrying value of its investment in the Partnership and its ownership percentage of the underlying net assets of the Partnership, is being amortized to income over twenty-five years. As of December 31, 1998 Petro has, through Star Gas, a 40.5% equity interest in the Partnership and Star Gas is its general partner.


(3) Star Gas / Petro Transaction

On October 23, 1998, the Partnership and Petro jointly announced that they have signed a definitive merger agreement pursuant to which Petro would be acquired by the Partnership and would become a wholly-owned subsidiary of the Partnership ("the Star Gas/Petro transaction"). It is anticipated that this acquisition will be accounted for using the purchase method of accounting. This transaction would be effected through Petro shareholders exchanging their approximate 26.5 million shares of Petro Common Stock for an approximate 3.2 million limited partnership units and General Partnership units of the Partnership which will be subordinated to the existing Common Units of the Partnership.

Of the 3.2 million subordinated Partnership units anticipated to be distributed to Petro shareholders, 2.5 million will be Senior Subordinated Units and 0.7 million will be Junior Subordinated Units and General Partnership Units. The Senior Subordinated Units will be publicly registered and tradable (they are expected to be listed on the New York Stock Exchange) and will be subordinated in distributions to the Partnership's Common Units. The Junior Subordinated Units and General Partnership Units will not be registered nor publicly tradable and will be subordinated to both the Common Units and the Senior Subordinated Units. The Senior Subordinated Units will be exchanged with holders of Petro's Class A and Class C Common Stock, other then shares held by Audrey Sevin, Irik Sevin, and two corporations controlled by Wolfgang Traber, whose shares will be exchanged for Junior Subordinated Units and General Partnership Units.

Pursuant to the partnership subordination provision, distributions on the Partnership's Senior Subordinated Units may be made only after distributions of Available Cash on Common Units meet the Minimum Quarterly Distribution ("MQD") requirement. Distributions on the Partnership's Junior Subordinated Units and General Partner Units may be made only after distributions of Available Cash on Common Units and Senior Subordinated Units meet the MQD requirement. The Subordination Period will generally extend until the Partnership earns and pays its MQD for three years. As a condition of the Star Gas/Petro transaction, the Partnership agreement will be amended so that no distribution will be paid on the Senior Subordinated Units, Junior Subordinated Units, or the General Partner Units except to the extent Available Cash is earned from operations beginning with the quarter ending December 31, 1999. The first possible distribution is February 2000.

Like many other publicly traded master limited partnerships, the Partnership contains a provision which provides the General Partner with incentive distributions in excess of certain targeted amounts. This provision will be modified so that should there be any such incentive distributions, they will be made pro rata to the holders of Senior Subordinated Units, Junior Subordinated Units, and General Partner Units. In connection with the Star Gas/Petro transaction, the Senior Subordinated Units, Junior Subordinated Units and General Partnership Units can earn, pro rata, 0.3 million additional Senior Subordinated Units each year that Petro meets certain financial goals to a maximum of 0.9 million additional Senior Subordinated Units.

              PETROLEUM HEAT AND POWER CO., INC. AND SUBSIDIARIES

                     (In thousands, except per share data)


(3) Star Gas / Petro Transaction (Continued)

In connection with the Star Gas/Petro transaction, the Partnership intends to raise approximately $170 million through a public offering of Common Units and $90 million through a private offering of debt securities. The net proceeds from these offerings will be used primarily to redeem approximately $240 million in Petro public and private debt and preferred stock. Any such offering will be made only by means of a prospectus or in transactions not requiring registration under securities laws.

In October 1998, Petro completed an exchange offer with the holders of its 10 1/8% notes, 9 3/8% debentures, and 12 1/4% debentures and entered into individually negotiated agreements with the holders of its 12 7/8% preferred stock. In the debt exchange offer and preferred stock agreements, the holders of approximately 98.5% in aggregate principal amount and liquidation preference of Petro's public debt and preferred stock exchanged those securities for a like principal amount and liquidation preference of new securities, the terms of which are in all material respects the same as the terms of the old securities, except that (1) the new debt securities are senior to the old debt securities, and (2) the terms of the new debt securities and the new preferred stock (i) give Petro the right to redeem these securities at the closing of the Star Gas / Petro transaction but not later than April 1, 1999 at; 103.5% of face value for the new 12 1/4% debentures; 100% of face value for the new 10 1/8% notes; 100% of face value for the new 9 3/8% debentures; and $23.00 per share for the new 12 7/8% preferred stock; and (ii) eliminate substantially all covenants from the indentures under which the old debt securities were issued. The tendering holders of the old 12 7/8% preferred stock have also granted Petro an irrevocable proxy to vote all their shares of preferred stock in favor of the acquisition proposal at the special meeting.

In the debt exchange offer, Petro issued an aggregate 0.8 million shares of junior convertible preferred stock (convertible to Petro Class A Common Stock on a share for share basis) to the tendering holders. At the completion of the transaction, those shares will be exchanged into an aggregate 0.1 million Partnership Common Units in the merger. Holders of these shares have also granted Petro an irrevocable proxy or have agreed to vote these shares in favor of the acquisition proposal.

Petro currently has a 40.5% equity interest in the Partnership representing its
2.4 million Subordinated Units and a 2.0% interest in the Partnership or the equivalent of 0.1 million units. As part of the Transaction, these units will be contributed to the Partnership by Petro in exchange for forty-two thousand Common Units and approximately 1.7 million Senior Subordinated Units. The Common Units will be exchanged by Petro with the holders of Petro Junior Convertible Preferred Stock and the Senior Subordinated Units ultimately be exchanged with a portion of the holders of Petro's Common Stock. After completion of the Star Gas/Petro transaction, the Petro shareholders will own approximately 20% of the Partnership's equity through Subordinated Units and General Partnership Units. The holders of the Partnership's Common Units (including an estimated 8.9 million Common Units that will be sold in the Partnership's $170 million public offering) will own an approximate aggregate 80% equity interest in the Partnership following the completion of the transaction. The General Partner of the Partnership will be a newly organized Delaware limited liability company that will be owned by certain officers and directors of Petro consisting of Irik Sevin, Audrey Sevin and two entities affiliated with Wolfgang Traber.

The completion of the Star Gas/Petro Transaction is subject to the receipt of regulatory approvals, the approval of Star's non-affiliated Common unitholders and non-affiliated Petro shareholders and other necessary partnership and corporate approvals, as well as the successful completion of the debt and equity offerings.

              PETROLEUM HEAT AND POWER CO., INC. AND SUBSIDIARIES

                     (In thousands, except per share data)

(4)  Property, Plant and Equipment

The components of property, plant and equipment and their estimated useful lives were as follows at the indicated dates:

                                             December
                                     -------------------------       Estimated
                                         1997         1998          Useful Lives
                                     ------------  -----------  -------------------
Land                                      $ 2,088      $ 2,088
Buildings                                   5,641        6,672          20-45 years
Fleet and other equipment                  38,065       38,811            3-7 years
Tanks and equipment                         1,460        1,932           8-20 years
Furniture and fixtures                     18,678       19,757            5-7 years
Leasehold improvements                      7,465        7,719       Term of leases
                                          -------      -------
                                           73,397       76,979

Less accumulated depreciation              42,782       48,855
                                          -------      -------
                                          $30,615      $28,124
                                          =======      =======


(5)  Notes Payable and Other Long-Term Debt

Notes payable and other long-term debt, including working capital borrowings and current maturities of long-term debt, consisted of the following at the indicated dates:

                                                                                     December 31,
                                                                               ------------------------
                                                                                  1997         1998
                                                                               -----------  -----------
Notes payable to banks under credit facility (a)                                   $ 3,000  $    -
Notes payable in connection with the purchase of fuel oil dealers and other notes payable, due in monthly, quarterly and annual installments with interest at various rates ranging from 8% to 15% per annum,
 maturing at various dates through the year 2004                                    16,798       14,302
                                                                                   -------      -------
                                                                                    19,798       14,302

Less current maturities, including working capital borrowings                        3,291        5,921
                                                                                   -------      -------
                                                                                   $16,507      $ 8,381
                                                                                   =======      =======

a) Pursuant to the July 1998 extension of the Credit Agreement as restated and amended (Credit Agreement), the Company may borrow up to $47.0 million under a working capital revolving credit facility with a sublimit under a borrowing base established weekly. Amounts borrowed under the working capital revolving credit facility are subject to a 60 day clean-up requirement during the period April 1 to September 30 of each year, and this portion of the Credit Agreement expires on June 29, 1999. The Company pays a facility fee of 0.5% on the unused portion of this facility. At December 31, 1998, no amount was outstanding under the working capital revolving credit facility.

  The Credit Agreement also includes a $14.1 million acquisition letter of credit facility all of which has been used to support notes given to certain sellers of heating oil companies. The Credit Agreement provides that on June 30, 1998 and June 29, 1999 that 83.3% and 100% respectively, of the facility outstanding be cash collateralized. As of December 31, 1998 $11.8 million (83.3%) of this facility has been cash collateralized in accordance with the agreement.

  Interest under the Credit Agreement is payable monthly on the working capital revolving credit facility and is based upon a floating rate selected by the Company of either the Eurodollar Loan Rate or the Alternate Base Rate, plus 50 to 125 basis points on Alternate Base Rate Loans and 175 to 250 basis points on Eurodollar Loans, based upon the Interest Coverage Ratio (as defined in the Credit Agreement). Eurodollar Loan Rate means the prevailing rate in the interbank Eurodollar market adjusted for reserve requirements. Alternate Base Rate means the greater of (i) the prime or base rate of The Chase Manhattan Bank in effect or (ii) the Federal funds rate in effect plus 1/2 of 1%. The weighted average rate for 1997 and 1998 was 7.75% and 7.62% respectively.

  The fees for the Credit Agreement acquisition letters of credit range from 225 to 300 basis points based upon the same ratio as that used for the working capital revolving credit facility. To the extent that the letters of credit are cash collateralized the fee is reduced to 25 basis points.

              PETROLEUM HEAT AND POWER CO., INC. AND SUBSIDIARIES

                     (In thousands, except per share data)

(5)  Notes Payable and Other Long-Term Debt - (Continued)

  Under the terms of the Credit Agreement, the Company is restricted from incurring any indebtedness except subordinated debt and certain other indebtedness specifically authorized, if certain ratios of EBITDA to interest are met. The Company is also restricted from amongst other things, in paying common cash dividends and making acquisitions of other companies, as well as not selling, transferring, or conveying customer lists except, among other exceptions, from a sale where the net cash proceeds are used to cash collateralize the acquisition letters of credit. The Credit Agreement also provides that the Company is required to maintain certain minimum levels of cash flow and EBITDA, as well as certain ratios of EBITDA to net interest expense, and limits the total amount of capital expenditures to $4.0 million per four consecutive quarters. In the event of noncompliance with certain of the covenants, the bank has the right to declare all amounts outstanding to be due and payable immediately.

  As collateral for the Credit Agreement the Company granted to the lenders a security interest in its receivables which at December 31, 1998 was $56,845.

  The Company expects to renew or replace the working capital revolving credit facility prior to June 29, 1999. Based on this expected renewal and the Company's working capital position and expected net cash to be provided by operating activities, the Company expects to be able to meet all of its obligations in 1999.

Aggregate annual maturities including working capital borrowings, but excluding the requisite $2.5 million acquisition letter of credit facility cash collateralization due in June 1999 are as follows as of December 31, 1998:


 Years Ending
 December 31,
--------------
    1999            $ 5,921
    2000              8,141
    2001                 60
    2002                 60
    2003                 60
 Thereafter              60
                    -------
 Thereafter         $14,302
                    =======


(6) Senior, Senior Subordinated, and Subordinated Notes Payable

Senior, Senior Subordinated, and Subordinated Notes Payable at the dates indicated, consisted of:


                                                                                     December 31,
                                                                             --------------------------
                                                                                 1997          1998
                                                                             ------------  ------------
10.90%  Senior Notes (a)                                                         $ 60,000      $ 60,000
14.10%  Senior Subordinated and Senior Notes (b)                                    8,300         6,200
10 1/8% Senior Subordinated and Subordinated Notes (c)                             50,000        50,000
9 3/8%  Senior Subordinated and Subordinated Debentures (d)                        75,000        75,000
12 1/4% Senior Subordinated and Subordinated Debentures (e)                        81,250        81,250
                                                                                 --------      --------

Total Senior, Senior Subordinated, and Subordinated Notes Payable                 274,550       272,450

  Less short-term Senior Subordinated Notes (b)                                     1,050         1,050
  Less short-term Senior Notes (b)                                                  1,050         1,050
  Less long-term Senior Notes (a)(b)                                               63,100        62,050
                                                                                 --------      --------

Total long-term Senior Subordinated and Subordinated Notes Payable               $209,350      $208,300
                                                                                 ========      ========

In October 1998, Petro completed an exchange offer with the holders of its 10 1/8% notes, 9 3/8% debentures, and 12 1/4% debentures. In the debt exchange offer the holders of approximately 98.5% in aggregate principal amount of Petro's public debt exchanged those securities for a like principal amount of new securities, the terms of which are in all material respects the same as the terms of the old securities, except that (1) the new debt securities are senior to the old debt securities, and (2) the terms of the new debt securities (i) give Petro the right to redeem these securities at the closing of the Star Gas / Petro transaction but not later than April 1, 1999 at; 103.5% of face value for the new 12 1/4% debentures; 100% of face value for the new 10 1/8% notes; and 100% of face value for the new 9 3/8% debentures; and (ii) eliminate substantially all covenants from the indentures under which the old debt securities were issued.

              PETROLEUM HEAT AND POWER CO., INC. AND SUBSIDIARIES

                     (In thousands, except per share data)


(6) Senior, Senior Subordinated, and Subordinated Notes Payable - (Continued)


a) On September 1, 1988, the Company authorized the issuance of $60.0 million of Subordinated Notes originally due October 1, 1998 bearing interest payable semiannually at an average rate of 11.96% ("11.96% Notes"). In connection with the Company's 9 3/8% Subordinated Debenture offering in February 1994 (see note 6d) $30.0 million of the 11.96% Notes became ranked as senior debt. In February 1997 the Company entered into agreements ("Private Debt Modification") to among other things, exchange $30.0 million of the 11.96% Notes then ranked as subordinated debt for senior debt, and to extend the maturity date of the 11.96% Notes from October 1, 1998 to October 1, 2002 with $15.0 million sinking fund payments due on October 1, 2000 and October 1, 2001 and the remaining $30.0 million balance due on October 1, 2002. The Company paid approximately $1.1 million in fees and expenses to obtain such modifications. In addition, effective October 1, 1998, the interest on these notes were lowered to 10.9%. The debt instruments were not considered to be substantially different since the cash flow effect on a present value basis was less than 10 percent. Accordingly, the modification was not accounted for as an extinguishment of debt. All such notes are redeemable at the option of the Company, in whole or in part upon payment of a premium rate as defined.

b) On January 15, 1991, the Company authorized the issuance of $12.5 million of 14.10% Subordinated Notes due January 15, 2001 bearing interest payable quarterly. In connection with the Company's 9 3/8% Subordinated Debenture offering in February 1994 (see note 6d) $6.25 million of these notes became ranked as senior debt. The notes are redeemable at the option of the Company, in whole or in part upon payment of a premium rate as defined. On each January 15th commencing 1996 and ending January 15, 2000, the Company is required to repay $2.1 million of these Notes. The remaining principal of $2.0 million is due on January 15, 2001. No premium is payable in connection with these required payments.

c) On April 6, 1993, the Company issued $50.0 million of 10 1/8% Subordinated Notes due April 1, 2003 which are redeemable at the Company's option, in whole or in part, at any time on or after April 1, 1998 upon payment of a premium rate as defined. Interest is payable semiannually.

d) On February 3, 1994, the Company issued $75.0 million of 9 3/8% Subordinated Debentures due February 1, 2006 which are redeemable at the Company's option, in whole or in part, at any time on or after February 1, 1999 upon payment of a premium rate as defined. Interest is payable semiannually.

   In connection with the offering of its 9 3/8% Subordinated Debentures, the Company received consents of the holders of a majority of each class of subordinated debt and redeemable preferred stock (see note 8) to certain amendments to the respective agreements. In consideration for the consents, the Company paid holders of certain subordinated debt a cash payment of $0.6 million and caused approximately $42.6 million of the subordinated debt at December 31, 1994 to be ranked as senior debt. In addition, the Company agreed to increase dividends on the redeemable preferred stock by $2.00 per share per annum. The Company also paid approximately $1.5 million in fees and expenses to obtain such consents.

e) On February 3, 1995, the Company issued $125.0 million of 12 1/4% Subordinated Debentures due February 1, 2005 which are redeemable at the Company's option, in whole or in part, at any time on or after February 1, 2000 upon payment of a premium rate as defined. On February 5, 1996, a portion of the proceeds received as a result of the Star Gas MLP Offering (see note 2) were used to retire $43.8 million of the $125.0 million 12 1/4% Subordinated Debentures. The Company paid $4.8 million, representing an 11% premium to retire this portion of the debt. Interest on these debentures is payable semi-annually.

Expenses connected with the above outstanding offerings, and amendments thereto, amounted to approximately $15.8 million, which includes $1.2 million paid in debt consents permitting the Star Gas MLP Offering (see note 2). At December 31, 1997 and 1998, the unamortized balances relating to notes still outstanding amounted to approximately $8.4 million and $7.0 million respectively, and such balances are included in Deferred Charges and Pension Costs on the Consolidated Balance Sheet.

              PETROLEUM HEAT AND POWER CO., INC. AND SUBSIDIARIES

                     (In thousands, except per share data)


(6) Senior, Senior Subordinated, and Subordinated Notes Payable - (Continued)


Aggregate annual maturities including sinking fund payments at December 31, 1998 are as follows:


 Years Ended
 December 31,
--------------
   1999              $  2,100
   2000                17,100
   2001                17,000
   2002                30,000
   2003                50,000
Thereafter            156,250
                     --------
                     $272,450
                     ========


The Company has substantial repayment obligations on indebtedness that become due beginning in the year 2000. If the proposed Star Gas / Petro Transaction (see note 3) is completed, these obligations are expected to be refinanced on or before their maturities. In the event that such transaction does not occur, the Company will explore alternatives including the repayment or refinancing of such maturities. If such alternatives cannot be effected, it could have a material adverse affect on the Company.

Total accrued interest on notes payable, and senior and subordinated notes which were included in accrued expenses and other liabilities were $10,664 and $10,160 at December 31, 1997 and 1998 respectively.


(7)  Common Stock and Common Stock Dividends

The Company's outstanding Common Stock consists of Class A Common Stock, Class B Common Stock and Class C Common Stock, each with various designations, rights and preferences.

Holders of Class A Common Stock and Class C Common Stock have identical rights, except that holders of Class A Common Stock are entitled to one vote per share and holders of Class C Common Stock are entitled to ten votes per share. Holders of Class B Common Stock do not have voting rights, except as required by law, or in certain limited circumstances.

The following table summarizes the cash dividends declared on Common Stock and the cash dividends declared per common share for the years indicated:


                                                   Years Ended December 31,
                                           -----------------------------------------
Cash dividends declared                        1996          1997          1998
                                           ------------  ------------  -------------
  Class A                                       $13,789        $7,019  $    -
  Class C                                         1,559           779       -
Cash dividends declared per share
  Class A                                       $   .60        $  .30  $    -
  Class C                                           .60           .30       -

Under the Company's most restrictive dividend limitation imposed by certain debt covenants, $31.6 million was available at December 31, 1998 for the payment of dividends on all classes of Capital Stock. Under these covenants the amount available for dividends is increased each quarter by 50% of the cash flow, as defined, for the previous fiscal quarter, and by the new issuance of capital stock. Notwithstanding these covenants, the Company is however currently restricted from paying common stock dividends under its bank credit agreement.

On October 1, 1995 the Company began offering a Dividend Reinvestment and Stock Purchase Plan which provides holders of the Company's Class A Common Stock and Class C Common Stock a vehicle to reinvest their dividends and purchase additional shares of Class A Common Stock at a 5% discount from the current market price without incurring any fees. In addition, optional cash deposits receive a 3% discount from the market price. Pursuant to the plan offering, three hundred and two thousand, six hundred and ninety-one thousand, and two hundred and seventy-one thousand additional Class A Common Shares were issued in 1996, 1997, and 1998 respectively.

              PETROLEUM HEAT AND POWER CO., INC. AND SUBSIDIARIES

                     (In thousands, except per share data)

(8)  Preferred Stock, Redeemable Preferred Stock and Exchangeable Preferred
Stock

The Company entered into agreements dated as of August 1, 1989 with John Hancock Mutual Life Insurance Company and Northwestern Mutual Life Insurance Company to sell up to two hundred and fifty thousand shares of its Redeemable Preferred Stock, par value $0.10 per share, at a price of one hundred dollars per share, which shares are exchangeable into Subordinated Notes due August 1, 1999 ("1999 Notes").

On August 1 of each year, one-sixth of the number of originally issued shares of each series of Redeemable Preferred shares outstanding, less the number of shares of such series previously exchanged for 1999 Notes, are to be redeemed, with the final redemption occurring on August 1, 1999. The redemption price is one hundred dollars per share plus all accrued and unpaid dividends to such August 1. As of December 31, 1997 and 1998, eighty-three thousand shares and forty-two thousand shares respectively were outstanding of which forty-two thousand shares were reflected as current.

In February 1997 the Company issued one million two hundred thousand shares of its 12 7/8% Exchangeable Preferred Stock ("Exchangeable Preferred Stock") due February 15, 2009, par value $0.10 per share, at a price of twenty-five dollars per share. The Company incurred $1,678 of offering costs in connection with this preferred stock issuance. Dividends are payable on these shares on February 15, May 15, August 15 and November 15 of each year. These shares are callable at twenty-three dollars per share at the closing of the Star Gas / Petro transaction but not later than April 1, 1999 otherwise, the liquidation preference on the Exchangeable Preferred Stock is twenty-five dollars per share, and they are redeemable at the option of the Company in whole or in part, at any time on or after February 15, 2002 upon payment of a premium rate as defined. Subject to certain conditions the Company may also issue an additional eight hundred thousand shares of Exchangeable Preferred Stock. Also, on any scheduled dividend payment date on or after February 15, 2000 at the Company's option these Exchangeable Preferred Stock may be exchanged into 12 7/8% Junior Subordinated Exchangeable Debentures due 2009. At December 31, 1997 and 1998 $30.0 million of Exchangeable Preferred Stock was outstanding.

In August and September of 1998 the Company issued seven hundred and eighty-seven thousand of no par value preferred stock ("Junior Convertible Preferred Stock") in connection with the Star Gas / Petro transaction. These shares were issued in addition to other consideration, for the early redemption rights of its 9 3/8% Subordinated Debentures, 10 1/8% Subordinated Notes, 12 1/4% Subordinated Debentures and 12 7/8% Exchangeable Preferred Stock (see note 3). The Company issued such holders three and thirty-seven one-hundredths shares of Junior Convertible Preferred Stock for each thousand dollars in principal amount or liquidation preference of such securities. Each share of Junior Convertible Preferred Stock will be exchangeable into thirteen one-hundredths of a Partnership Common Unit at the conclusion of the Star Gas/Petro transaction representing a maximum of approximately one hundred and three Common Units. Should the transaction not be consummated, the Junior Convertible Preferred Stock will be convertible into a like number of Class A Common Stock (see note 3).

Preferred dividends of $2,389, $4,644 and $5,057 were declared on all classes of preferred stock in 1996, 1997, and 1998 respectively.

Aggregate annual maturities of Redeemable Preferred Stock and Exchangeable Preferred Stock are as follows as of December 31, 1998:


   Years Ended
   December 31
-----------------
  1999            $ 4,167
  2000                  -
  2001                  -
  2002                  -
  2003                  -
Thereafter         30,000
                   ------
                  $34,167

              PETROLEUM HEAT AND POWER CO., INC. AND SUBSIDIARIES

                     (In thousands, except per share data)

(9)  Pension Plans

Effective December 31, 1996 the Company consolidated all of its defined contribution pension plans and froze the benefits for nonunion personnel covered under defined benefit pension plans. In the third quarter of 1997 the Company froze the benefits of its New York City union defined benefit pension plan as a result of operation consolidations. In freezing the defined benefit pension plans and the New York City union defined benefit pension plan the Company incurred $557 and $654 of expenses in 1996 and 1997 respectively, for pension curtailment costs relating to the amortization of certain previously unrecognized pension expenses.

The defined benefit and defined contribution plans covered substantially all of the Company's nonunion employees. Benefits under the frozen defined benefit plans were generally based on years of service and each employee's compensation. Benefits under the consolidated defined contribution plan are based on an employees compensation. Pension expense under all non-union plans for the years ended December 31, 1996, 1997 and 1998 was $4,350, $4,036 and $4,428
respectively, net of amortization of the pension obligation acquired.

The following tables provide a reconciliation of the changes in the plans' benefit obligations, fair value of assets, and a statement of the funded status at the indicated dates:


                                                                                       December 31,
                                                                           ---------------------------------
Reconciliation of Benefit Obligations                                          1997               1998
-------------------------------------                                      --------------     --------------
Benefit obligations at beginning of year                                        $29,323            $29,258
Service cost                                                                        116                  -
Interest cost                                                                     1,895              1,930
Actuarial (gain) loss                                                               977                (63)
Benefit payments                                                                 (1,384)            (1,547)
Settlements                                                                      (1,669)            (2,201)
                                                                        ---------------    ---------------
Benefit obligation at end of year                                               $29,258            $27,377
                                                                        ===============    ===============

Reconciliation of Fair Value of Plan Assets
-------------------------------------------
Fair value of plan assets at beginning of year                                  $20,367            $22,292
Actual return on plan assets                                                      2,780              2,561
Employer contributions                                                            2,458                615
Benefit payments                                                                 (1,384)            (1,547)
Settlements                                                                      (1,929)            (2,883)
                                                                        ---------------    ---------------
Fair value of plan assets at end of year                                        $22,292            $21,038
                                                                        ===============    ===============



Funded Status                                                          1996               1997               1998
-------------                                                     --------------     --------------     --------------
Benefit obligation                                                      $29,323            $29,258            $27,377
Fair value of plan assets                                                20,367             22,292             21,038
Unrecognized transition (asset) obligation                                  (65)               (52)               (39)
Unrecognized prior service cost                                             453                  -                  -
Unrecognized net actuarial (gain) loss                                    6,812              5,807              4,776

Prepaid (accrued) benefit cost prior to additional liability             (1,756)            (1,211)            (1,602)
Amount included in comprehensive income                                   6,065              4,646              4,737
                                                                ---------------    ---------------    ---------------
Prepaid (accrued) benefit cost                                          $(7,821)           $(5,857)           $(6,339)
                                                                ===============    ===============    ===============

Components of Net Periodic Benefit Cost
---------------------------------------
Service cost                                                            $ 1,630            $   116      $     -
Interest cost                                                             1,974              1,895              1,930
Expected return on plan assets                                            1,573              1,787              1,846
Amortization of unrecognized transition (asset) obligation                   60                (13)               (13)
Amortization of prior service cost                                           76                 49                  -
Recognized net (gains) losses                                               678                369                160
Settlement (gain) loss                                                        -                344                572
Curtailment (gain) loss                                                     557                404                  -
                                                                ---------------    ---------------    ---------------
Net periodic benefit cost after curtailments
 and settlements                                                        $ 3,402            $ 1,377            $   803
                                                                ===============    ===============    ===============

Weighted-Average Assumptions Used in the Measurement of the
 Company's Benefit Obligation as of December 31,
------------------------------------------------------------
Discount rate                                                               6.5%               6.5%               6.5%
Expected return on plan assets                                              8.5%               8.5%               8.5%
Rate of compensation increase                                               4.0%               N/A                N/A

              PETROLEUM HEAT AND POWER CO., INC. AND SUBSIDIARIES

                     (In thousands, except per share data)


(9)  Pension Plans - (Continued)

In addition, the Company made contributions to union-administered pension plans during the years ended December 31, 1996, 1997 and 1998 of $2,996, $2,508, and $1,991 respectively.

The Company recorded an additional minimum pension liability for underfunded plans of $4,698 as of December 31, 1998, representing the excess of unfunded accumulated benefit obligations over plan assets. A corresponding amount is recognized as an intangible asset except to the extent that these additional liabilities exceed the related unrecognized prior service costs and net transition obligation, in which case the increase in liabilities is charged as a reduction of stockholders' equity of $4,737 as of December 31, 1998.

In connection with the purchase of shares of a predecessor company as of January 1, 1979 by a majority of the Company's present holders of Class C Common Stock, the Company assumed a pension liability in the aggregate amount of $1,512 as adjusted, representing the excess of the actuarially computed present value of accumulated vested plan benefits over the net assets available for such benefits. Such liability, which amounted to $1,108 and $1,082 at December 31, 1997 and 1998 is being amortized over 40 years and is included in supplemental benefits and other long-term liabilities at those dates.

Under a 1992 supplemental benefit agreement, Malvin P. Sevin, the Company's then Chairman and Co-Chief Executive Officer, was entitled to receive $25 per month for a period of one hundred twenty months following his retirement. In the event of his death, his designated beneficiary is entitled to receive such benefit. Mr. Sevin passed away in December 1992, prior to his retirement. The amounts accrued for such benefit payable net of payments made at December 31, 1997 and 1998 were $1,204, and $1,005 respectively and are included in supplemental benefits and other long-term liabilities on the balance sheets at those dates.

(10) Leases

The Company leases office space and other equipment under noncancelable operating leases which expire at various times through 2017. Certain of the real property leases contain renewal options and require the Company to pay property taxes.

The future minimum rental commitments at December 31, 1998 for all operating leases having an initial or remaining noncancelable term of one year or more are as follows:


  Years Ending     Operating
    December        Leases
----------------  -----------

      1999            $ 4,333
      2000              3,763
      2001              3,194
      2002              3,437
      2003              3,292
Thereafter             19,056
                      -------
                      $37,075
                      =======

Rental expense under operating leases for the years ended December 31, 1996, 1997 and 1998 was $6,461, $7,475, and $6,621 respectively.

              PETROLEUM HEAT AND POWER CO., INC. AND SUBSIDIARIES

                     (In thousands, except per share data)

(11)  Income Taxes

Income tax expense was comprised of the following for the indicated periods:

                    Years Ended December 31,
             ----------------------------------------
                 1996          1997          1998
             ------------  ------------  ------------
Current:
Federal             $   -         $   -         $   -
State                 500           500           400
                    -----         -----         -----
                    $ 500         $ 500         $ 400
                    =====         =====         =====

The sources of deferred income tax expense (benefit) and the tax effects of each were as follows:

                                                                                Years Ended December 31,
                                                                           ------------------------------------------
                                                                               1996          1997           1998
                                                                           ------------  -------------  -------------
 Excess of book over tax (tax over book) depreciation                          $   (81)       $  (227)       $  (432)
 Excess of book over tax amortization expense                                   (2,051)        (2,490)        (2,727)
 Excess of book over tax vacation expense                                         (180)          (107)           (12)
 Excess of book over tax restructuring expense                                    (206)          (618)           254
(Excess of book over tax) tax over book bad debt expense                           (41)            37             12
(Excess of book over tax) tax over book supplemental benefit expense               (14)            14             20
 Equity in income (loss) of Star Gas Partnership                                 2,597          1,037         (1,048)
 Other, net                                                                       (228)             5            197
 Recognition of tax benefit of net operating loss to the
    extent of current and previous recognized temporary differences             (9,114)        (4,491)        (8,130)
 Change in valuation allowance                                                   9,318          6,840         11,866
                                                                               -------        -------        -------
                                                                            $     -       $     -        $     -
                                                                            ===========   ============   ============


The components of the net deferred tax assets and the related valuation allowance for 1997 and 1998 using current rates were as follows:

                                                             Years Ended December 31,
                                                           ------------------------------
                                                                1997            1998
                                                           --------------  --------------
Net operating loss carryforwards                                $ 39,690        $ 47,820
Excess of tax over book depreciation                              (4,814)         (4,382)
Excess of book over tax amortization                               6,114           8,841
Excess of book over tax vacation expense                           1,600           1,612
Excess of book over tax restructuring expense                        824             570
Excess of book over tax bad debt expense                             333             321
Excess of book over tax supplemental benefit expense                 666             646
Equity in loss (income) of Star Gas Partnership                   (2,775)         (1,727)
Other, net                                                           360             163
                                                                --------        --------
                                                                  41,998          53,864
Valuation allowance                                              (41,998)        (53,864)
                                                                --------        --------
                                                           $       -       $       -
                                                           =============   =============

A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized. The Company has determined, based on the Company's recent history of annual net losses, that a full valuation allowance is appropriate.

At December 31, 1998, the Company had the following income tax loss carryforwards for Federal Income Tax reporting purposes:


 Expiration
    Date
-------------

2005               $ 26,651
2006                 15,012
2007                  1,367
2008                  8,400
2009                  1,662
2010                 23,356
2011                 26,554
2012                 13,948
2018                 23,695
                   --------
                   $140,645
                   ========

              PETROLEUM HEAT AND POWER CO., INC. AND SUBSIDIARIES

                     (In thousands, except per share data)


(12)  Related Party Transactions

In October 1986, Irik P. Sevin purchased one hundred sixty-one thousand shares of Class A Common Stock and forty thousand shares of Class C Common Stock of the Company for $1,280 (which was the fair market value as established by the Pricing Committee pursuant to the Stockholders' Agreement). The purchase price was financed by a note due December 31, 1999. The note requires annual payments of interest and principal, payable in cash or Class A Common Stock of the Company, until complete satisfaction. In accordance with the note repayment schedule and the criteria for stock payment valuation, Mr. Sevin surrendered sixty-one thousand Class A Common Shares representing $411 of value, sixty-two thousand Class A Common Shares representing $392 of value, and fifty-eight thousand Class A Common Shares representing $370 of value in December 1996, 1997 and 1998 respectively. The criteria agreed upon for valuing stock payment for this transaction is the average market price ten days prior to payment or $6.3479 per share, whichever is greater. The outstanding balance of the note was $984, $656, and $328 at December 31, 1996, 1997, and 1998 respectively.
Interest accrues on the outstanding balance of the note at the LIBOR rate in effect for each month plus 0.75%. Mr. Sevin has entered into an agreement with the Company that he will not sell or otherwise transfer to a third party any of the shares of Class A Common Stock or Class C Common Stock received pursuant to this transaction until the note has been paid in full.

The existing holders of Class C Common Stock of the Company have entered into a Shareholders' Agreement which provides that each will vote his shares to elect certain designated directors. The Shareholders' Agreement also provides for first refusal rights to the Company if a holder of Class C Common Stock receives a bona fide written offer from a third party to buy such holder's Class C Common Stock.

(13)  Restructuring Charges

Late in 1995 the Company completed a study with a leading consulting firm to help provide a structure for superior customer service, a brand image, and reduced operating costs. Over the last few years the Company has dedicated a large amount of effort toward defining the best organizational structure, and has implemented various initiatives toward achieving this objective.

As part of the initial implementation of this program, Petro undertook certain business improvement strategies in its Long Island, New York region. These steps included the consolidation of the region's five home heating oil branches into one central customer service center and three depots. The regional customer service center consolidated accounting, credit, customer service and the sales function into a single new facility in Port Washington, Long Island. All external communications and marketing previously undertaken in the five branches were centralized into this one location freeing the three newly configured depots to focus on oil delivery and heating equipment repair, maintenance and installation, in mutually exclusive operating territories. The Company incurred $1.2 million in restructuring expenses in 1996, for costs associated with the initial implementation of the restructuring program and reported such expenses in restructuring charges. This cost was comprised of $0.5 million in termination benefit arrangements for the twenty-three servicemen and drivers, twenty-eight credit and customer service personnel, and eight sales, general, and administrative personnel displaced by the program; and $0.7 million for continuing lease obligations for an unused, non-cancelable, non-strategic facility.

In 1997 the Company continued with its restructuring program and combined its three New York City branches into one new central depot that specializes in delivery, installation, maintenance, and service functions, and like the Long Island depots, is supported by the Port Washington facility. The Company also proceeded with its commitment to define the best possible organizational structure, by restructuring select branch and corporate responsibilities to eliminate redundant functions and locate responsibilities where they can best serve customers and the Company. Toward achieving these strategic intentions the Company incurred $2.9 million in restructuring expenses in 1997, and reported such expenses in restructuring charges. This cost was comprised of $2.0 million in termination benefit arrangements for twenty-three servicemen and drivers, ten credit and customer service personnel, and twenty-two sales, general, and administrative personnel displaced by the program; and $0.9 million for continuing lease obligations for three unused, non-cancelable, non-strategic facilities. The Company continued its restructuring and cost reduction initiative in the first quarter of 1998, incurring $0.5 million in termination benefit arrangements with four sales, general, and administrative personnel.

The total unpaid amounts included in accrued expenses and other liabilities are $2.4 million and $1.7 million respectively at December 31, 1997 and 1998. These amounts predominately represent continuing lease obligations as all the termination benefit arrangements have been paid.

              PETROLEUM HEAT AND POWER CO., INC. AND SUBSIDIARIES

                     (In thousands, except per share data)


(13)  Restructuring Charges - (Continued)

This liability is expected to be paid and relieved as follows:


 Year Ended
 December 31,
--------------
1999            $  500
2000               300
2001               100
2002               100
2003               200
Thereafter         500
                ------
                $1,700
                ======


(14)  Stock Options

In March 1994 the Company issued stock options to Irik P. Sevin to purchase one hundred thousand shares of Class A Common Stock. The option price for each such share is $8.50, the then market value of the stock on the date the options were granted. These options vested upon issuance are non-transferable and expire on March 31, 2004.

In June 1994, the Board of Directors and shareholders adopted the Petroleum Heat and Power Co., Inc. 1994 Stock Option Plan, which authorized one million shares of the Company's Class A Common Stock to be granted from time to time, and to vest at various times, to key employees, officers, directors, consultants, advisers, or agents, who help contribute to the long-term success and growth of the firm, at prices not less than the fair market value at the date of grant and at terms not to exceed ten years.

As allowable by SFAS No. 123, the Company will continue to apply APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for its stock compensation plan, and does not recognize compensation expense for its stock-based compensation plan.

Had compensation cost for this plan been determined based upon the fair value at the grant date for awards under this plan consistent with the methodology prescribed under SFAS No. 123, the Company's net loss and loss per share for 1997 and 1998 would have been increased by approximately nineteen thousand dollars, or $0.0007 per share, and one hundred twenty-eight thousand dollars, or $0.0048 per share respectively. All options were granted at an amount equal to the quoted market price of the Company's stock at the date of the grants and vest at various times with no vesting period exceeding five years. The proforma costs charged against income for options granted are based on the following assumptions calculated on a straight line basis over the vesting period of the grants for options granted prior to 1998, and calculated as a period expense for those granted in 1998. The average fair value of the options granted during 1997 was $0.21 per option on the date of grant using the Black-Scholes option-pricing model with the following assumptions: dividend yield of 12.97%, volatility of 35%, risk-free interest rate of 6.19%, assumed forfeiture rate of 0%, and an average expected life of 10 years. The fair value of the options granted during 1998 was $1.27 per option on the date of grant using the Black-Scholes option-pricing model with the following assumptions: dividend yield of 0%, volatility of 52%, risk-free interest rate of 5.83%, assumed forfeiture rate of 50%, and an expected life of 10 years.

              PETROLEUM HEAT AND POWER CO., INC. AND SUBSIDIARIES

                     (In thousands, except per share data)


(14)  Stock Options - (Continued)


Information relating to stock options during 1996, 1997 and 1998 are summarized as follows:



                                                                            Weighted-Average
                                            Range of      Number of Shares   Exercise Price
                                                          ----------------
                                        Exercise Prices   Class A  Class C     Per Share       Total
                                        ----------------  -------  -------  ----------------  -------
Shares under option at
 December 31, 1995                      $ 4.10 to $11.25    1,393      103             $7.66  $11,447

Granted                                 $ 6.87 to $ 7.38      132        -              7.21      955
Exercised                                              -        -        -                 -        -
Expired / Forfeited                     $ 7.50 to $ 7.50       24        6              7.50      225
                                        -------------------------------------------------------------
Shares under option at
 December 31, 1996                      $ 4.10 to $11.25    1,501       97              7.62   12,177

Granted                                 $ 3.00 to $ 3.13       40        -              3.05      122
Exercised                                              -        -        -                 -        -
Expired / Forfeited                     $ 4.10 to $ 8.77    1,097       79              7.16    8,410
                                        -------------------------------------------------------------
Shares under option at
 December 31, 1997                      $ 3.00 to $11.25      444       18              8.41    3,889

Granted                                 $ 1.81 to $ 1.81      200        -              1.81      362
Exercised                                              -        -        -                 -        -
Expired / Forfeited                     $ 3.13 to $11.25      319       18              8.78    2,964
                                        -------------------------------------------------------------
Shares under option at
 December 31, 1998                      $ 1.81 to $ 8.50      325        -             $3.96  $ 1,287
                                      ===============================================================



Shares exercisable from                 $ 1.81 to $ 3.00      225        -             $1.94  $   437
Shares exercisable                                 $8.50      100        -              8.50      850
                                      ---------------------------------------------------------------
Total shares exercisable
 at December 31, 1998                   $ 1.81 to $ 8.50      325        -             $3.96  $ 1,287
                                      ===============================================================



The weighted average life of the shares exercisable from $1.81 to $3.00 is 8.8 years, and the weighted average life of the shares exercisable at $8.50 is 5.3 years.

              PETROLEUM HEAT AND POWER CO., INC. AND SUBSIDIARIES

                     (In thousands, except per share data)


(15)  Acquisitions

During 1996, the Company acquired the customer lists and equipment of thirteen unaffiliated fuel oil dealers. The aggregate consideration for these acquisitions, accounted for by the purchase method, was approximately $28,500; and approximately 90% of this consideration was for customer lists, goodwill, and covenants not to compete.

In June 1996, the Company sold its Springfield Massachusetts operations to an unaffiliated fuel oil dealer. The Company received proceeds of approximately $4,100 and realized a gain on this transaction of approximately $1,800.

During 1997, the Company acquired the customer lists and equipment of eleven unaffiliated fuel oil dealers. The aggregate consideration for these acquisitions, accounted for by the purchase method, was approximately $16,300; and approximately 90% of this consideration was for customer lists, goodwill, and covenants not to compete.

In November 1997, the Company sold its Hartford Connecticut operation to an unaffiliated fuel oil dealer. The Company received proceeds of approximately $15,600 and recognized a gain on this transaction of approximately $11,400.

The Company did not make any acquisitions nor sell any branches in 1998.

Sales and net income of the acquired companies are included in the consolidated statements of operations from the respective dates of acquisition.

Unaudited pro forma data giving effect to the purchased and disposed businesses, as if they had been acquired on January 1 of the year preceding the year of purchase and disposal, with adjustments, primarily for amortization of intangibles are as follows:

                                                                                              1996       1997
                                                                                            ---------  ---------

Net sales                                                                                   $607,240   $538,988

Loss before extraordinary item                                                              $(23,029)  $(22,397)

Net loss                                                                                    $(29,443)  $(22,397)
Preferred stock dividends                                                                     (2,389)    (4,644)
                                                                                            --------   --------
 Net loss applicable to common stockholders (Numerator)                                     $(31,832)  $(27,041)
                                                                                            ========   ========

Class A Common Stock                                                                          22,983     23,441
Class B Common Stock                                                                              12         11
Class C Common Stock                                                                           2,598      2,598
                                                                                            --------   --------
 Weighted average number of shares outstanding (Denominator)                                  25,593     26,050
                                                                                            ========   ========


Basic and Diluted losses per common share
 before extraordinary item:
  Class A and C Common Stock                                                                $  (0.99)  $  (1.04)

Extraordinary loss per common share:
  Class A and C Common Stock                                                                $  (0.25)  $    -

Basic and Diluted losses per common share:
  Class A and C Common Stock                                                                $  (1.24)  $  (1.04)



(16)  Litigation

The Company is not party to any litigation which individually or in the aggregate could reasonably be expected to have a material adverse effect on the Company.

              PETROLEUM HEAT AND POWER CO., INC. AND SUBSIDIARIES

                     (In thousands, except per share data)


(17)  Disclosures About the Fair Value of Financial Instruments

Cash, Restricted Cash, Accounts Receivable, Notes Receivable and Other Current
------------------------------------------------------------------------------
Assets, Working Capital Borrowings, Accounts Payable and Accrued Expenses
-------------------------------------------------------------------------

The carrying amount approximates fair value because of the short maturity of these instruments.

Long-Term Debt, Subordinated Notes Payable, Senior Notes Payable and Cumulative
-------------------------------------------------------------------------------
Redeemable Exchangeable Preferred Stock
---------------------------------------

The fair values of each of the Company's long-term financing instruments, including current maturities, are based on the amount of future cash flows associated with each instrument, discounted using the Company's current borrowing rate for similar instruments of comparable maturity.

The estimated fair value of the Company's financial instruments are summarized as follows:

                                                              At December 31,                  At December 31,
                                                                   1997                             1998
                                                            -------------------              -------------------
                                                                 Carrying        Estimated        Carrying        Estimated
                                                                  Amount         Fair Value        Amount         Fair Value
                                                            -------------------  ----------  -------------------  ----------
Long-term debt                                                         $ 16,798    $ 15,853             $ 14,302    $ 13,488
Senior Subordinated and
 Subordinated notes payable                                             210,400     197,883              209,350     198,394
Senior notes payable                                                     64,150      64,343               63,100      61,408
Preferred stock                                                          36,656      39,722               32,745      33,894

Limitations
-----------

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.


(18)  Earnings Per Share

                                                                                         December 31,
                                                                                 -------------------------------
                                                                                   1996       1997       1998
                                                                                 ---------  ---------  ---------
Basic Earnings Per Share:
-------------------------
Net loss                                                                         $(28,315)  $(22,899)  $(35,337)
Less:  Preferred stock dividends                                                   (2,389)    (4,644)    (5,057)
                                                                                 --------   --------   --------
 Loss available to common stockholders
 (Numerator)                                                                     $(30,704)  $(27,543)  $(40,394)
                                                                                 ========   ========   ========

Class A Common Stock                                                               22,983     23,441     23,962
Class B Common Stock                                                                   12         11         11
Class C Common Stock                                                                2,598      2,598      2,598
                                                                                 --------   --------   --------
 Weighted average number of shares outstanding
 (Denominator)                                                                     25,593     26,050     26,571
                                                                                 ========   ========   ========

Basic losses per share                                                           $  (1.20)  $  (1.06)  $  (1.52)
                                                                                 ========   ========   ========

Diluted Earnings Per Share:
---------------------------
Effect of dilutive securities                                                    $      -   $      -   $      -
 Loss available to common stockholders
 (Numerator)                                                                     $(30,704)  $(27,543)  $(40,394)
                                                                                 ========   ========   ========

Effect of dilutive securities                                                           -          -          -
                                                                                 --------   --------   --------
 Weighted average number of shares outstanding
 (Denominator)                                                                     25,593     26,050     26,571
                                                                                 ========   ========   ========

Diluted losses per share                                                         $  (1.20)  $  (1.06)  $  (1.52)
                                                                                 ========   ========   ========

Certain potentially dilutive securities issued (i.e. options) are not considered in the above calculation due to the fact that they would be anti-dilutive.

              PETROLEUM HEAT AND POWER CO., INC. AND SUBSIDIARIES

                     (In thousands, except per share data)


(19) Selected Quarterly Financial Data - (Unaudited)

The seasonal nature of the Company's business results in the sale by the Company of approximately 50% of its volume of home heating oil in the first quarter and 30% of its volume of home heating oil in the fourth quarter of each year. The Company generally realizes net income in both of these quarters and net losses during the warmer quarters ending June and September.

                                                                              Three Months Ended
                                                                  -----------------------------------------------------------
                                                                    3/31/97     6/30/97      9/30/97    12/31/97   Total
                                                                   --------    --------     --------   ---------   ----------
Net sales                                                          $248,095    $ 87,972     $ 50,788   $ 161,286     $548,141

Income (loss) before income taxes and
 equity interest                                                   $ 31,285    $(25,550)    $(37,959)  $  10,060     $(22,164)

Net income (loss)                                                  $ 33,388    $(27,454)    $(40,316)  $  11,483     $(22,899)
Preferred dividends                                                    (896)       (921)      (1,861)       (966)      (4,644)
                                                                   --------    --------     --------   ---------     --------
 Net income (loss) available to common
  stockholders                                                     $ 32,492    $(28,375)    $(42,177)  $  10,517     $(27,543)
                                                                   ========    ========     ========   =========     ========

Basic earnings (losses) per common share:
   Class A and C Common Stock                                      $   1.26    $  (1.09)    $  (1.61)  $    0.40     $  (1.06)

Diluted earnings (losses) per common share:
   Class A and C Common Stock                                      $   1.26    $  (1.09)    $  (1.61)  $    0.40     $  (1.06)

Weighted average number of common shares
 outstanding:
  Class A Common Stock                                               23,150      23,326       23,538      23,751       23,441
  Class B Common Stock                                                   11          11           11          11           11
  Class C Common Stock                                                2,598       2,598        2,598       2,598        2,598

                                                                                     Three Months Ended
                                                                   --------------------------------------------------------
                                                                    3/31/98     6/30/98     9/30/98    12/31/98     Total
                                                                   --------    --------    --------   ---------   ---------
Net sales                                                          $183,139    $ 66,227    $ 42,113   $ 116,540    $408,019

Income (loss) before income taxes and
 equity interest                                                   $ 24,761    $(20,897)   $(31,860)  $  (5,821)   $(33,817)

Net income (loss)                                                  $ 26,978    $(22,974)   $(34,215)  $  (5,126)   $(35,337)
Preferred dividends                                                  (1,563)       (965)     (1,562)       (967)     (5,057)
                                                                   --------    --------    --------   ---------    --------
 Net income (loss) available to common
  stockholders                                                     $ 25,415    $(23,939)   $(35,777)  $  (6,093)   $(40,394)
                                                                   ========    ========    ========   =========    ========

Basic earnings (losses) per common share:
   Class A and C Common Stock                                          $.96       $(.90)     $(1.35)      $(.23)   $  (1.52)

Diluted earnings (losses) per common share:
   Class A and C Common Stock                                          $.95       $(.90)     $(1.35)      $(.23)   $  (1.52)

Basic weighted average number of common
 shares outstanding:
  Class A Common Stock                                               23,955      23,962      23,965      23,965      23,962
  Class B Common Stock                                                   11          11          11          11          11
  Class C Common Stock                                                2,598       2,598       2,598       2,598       2,598

Diluted weighted average number of common
 shares outstanding:
  Class A Common Stock                                               24,155      23,962*     23,965*     23,965*     23,962*
  Class B Common Stock                                                   11          11          11          11          11
  Class C Common Stock                                                2,598       2,598       2,598       2,598       2,598

* 0 shares included for the effects of stock grants and convertible securities due to the loss in the period.

                                                                     SCHEDULE II


              PETROLEUM HEAT AND POWER CO., INC. AND SUBSIDIARIES

                       VALUATION AND QUALIFYING ACCOUNTS
                  Years Ended December 31, 1996, 1997 and 1998


                                     Additions
                                     ---------

                                              Balance       Charged
------                                          at         to Costs     Other Changes            Balance
                                             Beginning       and        Add / (Deduct)           at End
                   Description                of Year      Expenses                              of Year
 Year   ----------------------------------  -----------                                        -----------
------

  1996  Accumulated amortization:
        Customer lists                         $225,333      $18,611         $ (4,104)    (1)     $239,840
        Deferred charges                         39,123        4,760             (237)    (1)       43,646
                                               $264,456      $23,371         $ (4,341)            $283,486
                                          ===========================================       ==============

        Allowance for doubtful
        accounts                               $    969      $ 1,882         $ (1,763)    (2)     $  1,088
                                          ===========================================       ==============


1997    Accumulated amortization:
        Customer lists                         $239,840      $17,903         $(18,292)    (3)     $239,451
        Deferred charges                         43,646        4,639           (1,886)    (3)       46,399
                                               $283,486      $22,542         $(20,178)            $285,850
                                          ===========================================       ==============

        Allowance for doubtful
        accounts                               $  1,088      $ 1,853         $ (1,961)    (2)     $    980
                                          ===========================================       ==============


1998    Accumulated amortization:
        Customer lists                         $239,451      $16,669         $      -             $256,120
        Deferred charges                         46,399        4,303                -               50,702
                                               $285,850      $20,972         $      -             $306,822
                                          ===========================================       ==============



        Allowance for doubtful
        accounts                               $    980      $ 1,419         $ (1,455)    (2)     $    944
                                          ===========================================       ==============



(1) Valuation and qualifying accounts conveyed through the disposition of the Springfield
      Massachusetts branch location

(2)  Bad debts written off net of any recoveries


(3) Valuation and qualifying accounts conveyed through the disposition of the Hartford
      Connecticut branch location

                         UNAUDITED PRO FORMA CONDENSED
                       CONSOLIDATED FINANCIAL INFORMATION

  The following unaudited pro forma condensed consolidated financial information gives effect to the acquisition of Petro by Star Gas Partners, the transaction, including the equity offering, the debt offering and the application of the net proceeds from these offerings as described below. The information presented is derived from, should be read in conjunction with, and is qualified in its entirety by, reference to the historical financial statements, and related notes contained in the annual and quarterly reports and other information that Star Gas Partners has filed with the SEC.

  The unaudited pro forma condensed consolidated balance sheet was prepared as if the transaction had occurred on December 31, 1998. The unaudited pro forma condensed consolidated statement of operations for the twelve months ended September 30, 1998 was prepared as if the transaction had occurred on October 1, 1997. The unaudited pro forma condensed consolidated statement of operations for the three months ended December 31, 1998 was prepared as if the transaction had occurred on October 1, 1998.

  The pro forma adjustments are based upon currently available information and certain estimates and assumptions described below, and therefore, the actual adjustments may differ from the unaudited pro forma adjustments. However, management believes that the assumptions provide a reasonable basis for representing the significant effects of the transaction as contemplated and that the unaudited pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed consolidated financial information. The unaudited pro forma condensed consolidated balance sheet and statement of operations are not necessarily indicative of the financial position or results of operations of Star Gas Partners if the transaction had actually occurred on the dates indicated above. Likewise, the unaudited pro forma condensed consolidated financial information is not necessarily indicative of future financial combined position or future results of combined operations of Star Gas Partners.

                    Star Gas Partners, L.P. and Subsidiaries

           Pro Forma Condensed Consolidated Balance Sheet (unaudited)
                               December 31, 1998
                                 (in thousands)

                                                                                         Star Gas
                          Star Gas                                                    Partners, L.P.
                          Partners              Pro Forma     Pro Forma    The           Adjusted
                            L.P.      Petro    Adjustments    Combined  Offerings       Pro Forma
                          --------  ---------  -----------    --------- ---------     --------------
         ASSETS
Current assets:
  Cash..................  $  5,831  $   2,004                 $  7,835  $  87,915 (g)    $ 11,287
                                    ---------                 --------                   --------
                                                                          159,900 (h)
                                                                         (244,363)(o)
  Restricted cash.......                4,900                    4,900                      4,900
  Accounts receivable...     9,153     56,845                   65,998                     65,998
  Inventories...........     9,898     17,534                   27,432                     27,432
  Prepaid expenses and
   other current
   assets...............       632      7,023                    7,655                      7,655
                          --------  ---------                 --------  ---------        --------
   Total current
    assets..............    25,514     88,306                  113,820      3,452         117,272
                          --------  ---------                 --------  ---------        --------
  Cash collateral
   account..............                6,900                    6,900                      6,900
  Property and
   equipment, net.......   109,475     28,124   $ 11,985 (f)   149,584                    149,584
  Intangible and other
   assets, net..........    50,414     76,201    274,963 (f)   401,578      2,085 (g)     403,663
                          --------  ---------   --------      --------  ---------        --------
   Total assets.........  $185,403  $ 199,531   $286,948      $671,882  $   5,537        $677,419
                          ========  =========   ========      ========  =========        ========
    LIABILITIES AND
    PARTNERS' CAPITAL
Current liabilities:
  Current debt and
   preferred stock......  $  1,384  $  12,188                 $ 13,572  $  (9,797)(o)    $  3,775
  Bank credit facility
   borrowings...........    10,720         --                   10,720                     10,720
  Accounts payable......     3,608     10,129                   13,737                     13,737
  Unearned service
   contract revenue.....               15,430                   15,430                     15,430
  Accrued expenses and
   income taxes.........     2,500     31,652   $  4,600 (d)    42,254     (3,502)(o)      38,752
                                                   3,502 (e)
  Accrued interest and
   dividends............     2,390         --        648 (a)     3,038                      3,038
  Customer credit
   balances.............     4,684     27,884                   32,568                     32,568
                          --------  ---------   --------      --------  ---------        --------
   Total current
    liabilities.........    25,286     97,283      8,750       131,319    (13,299)        118,020
                          --------  ---------   --------      --------  ---------        --------
  Long-term debt........   103,616    278,731      2,844 (b)   385,191     90,000 (g)     271,727
                                                                         (203,464)(o)
  Deferred income
   taxes................                  --      46,000 (d)    46,000                     46,000
  Other long-term
   liabilities..........        53     10,764     (3,500)(d)     7,317                      7,317
  Redeemable and
   exchangeable
   preferred stock......               28,578       (978)(b)    27,600    (27,600)(o)         --
  Partners' capital
  Common unitholders....    57,347                 1,953 (c)    59,300    159,900 (h)     219,200
  Subordinated
   unitholders..........      (962)               46,165 (f)    13,861                     13,861
                                                 (31,342)(f)
  General partner.......        63                 4,313 (f)     1,294                      1,294
                                                  (3,082)(f)
  Petro's stockholders'
   deficiency...........             (215,825)      (648)(a)
                                                  (1,866)(b)
                                                  (1,953)(c)
                                                 (47,100)(d)
                                                  (3,502)(e)
                                                 270,894 (f)
                          --------  ---------   --------      --------  ---------        --------
  Total partners'
   capital..............    56,448   (215,825)   233,832        74,455    159,900         234,355
                          --------  ---------   --------      --------  ---------        --------
  Total liabilities and
   partners' capital....  $185,403  $ 199,531   $286,948      $671,882  $   5,537        $677,419
                          ========  =========   ========      ========  =========        ========

                    Star Gas Partners, L.P. and Subsidiaries

            Pro Forma Condensed Consolidated Statement of Operations
                                  (unaudited)
                     Twelve Months Ended September 30, 1998
                      (in thousands, except per Unit data)

                                  Star Gas                    Combined
                                  Partners,      Propane      Propane              Pro Forma    Pro Forma     The
                                    L.P.     Acquisitions(i) Operations Petro(j)  Adjustments   Combined   Offerings
                                  ---------  --------------- ---------- --------  -----------   ---------  ---------
Sales..................           $111,685       $4,386       $116,071  $452,765    $(2,681)(k) $566,155
Costs and expenses:
  Cost of sales........             49,498        1,972         51,470   299,987     (1,985)(k)  349,472
  Operating expenses...             43,281        1,090         44,371   117,849       (669)(k)  161,551
  Restructuring
   charges.............                                                    2,085                   2,085
  Transaction
   expenses............                                                    1,029                   1,029
  Corporate identity
   expenses............                                                    1,100                   1,100
  Provision for
   supplemental
   benefits                                                                  409                     409
  Depreciation and
   amortization........             11,462          548         12,010    27,514        (87)(k)   36,671
                                                                                     (2,766)(l)
  Net gain (loss) on
   sales of assets.....               (271)                       (271)   11,507    (11,284)(k)      (48)       --
                                  --------       ------       --------  --------    -------     --------   --------
Operating income                     7,173          776          7,949    14,299     (8,458)      13,790
Interest (income) expense, net..     7,927          427          8,354    30,803                  39,157   $(15,488)(p)
Amortization of debt
 issuance costs........                176          --             176     1,432        --         1,608     (1,225)(n)
                                  --------       ------       --------  --------    -------     --------   --------
Income (loss) before
 income taxes..........               (930)         349           (581)  (17,936)    (8,458)     (26,975)    16,713
Income tax expense.....                 25                          25       475                     500
                                                                        --------
Income before equity
 interest in Star Gas
 Corporation...........                                                  (18,411)
Share of income (loss)
 of Star Gas
 Corporation...........                                                     (317)       317 (m)
                                  --------       ------       --------  --------    -------     --------   --------
Net income (loss)......           $   (955)      $  349       $   (606) $(18,728)   $(8,141)    $(27,475)  $ 16,713
                                  ========       ======       ========  ========    =======     ========   ========
General partner's
 interest in net income
 (loss)................           $    (19)
                                  ========
Limited partners'
 interest in net income
 (loss)................           $   (936)
                                  ========
Basic and diluted net
 income (loss) per
 limited partner unit..           $  (0.16)
                                  ========
Weighted average number
 of limited partner
 units outstanding.....              6,035          220          6,255                  103 (c)    6,884      8,947 (h)
                                                                                     (2,396)(f)
                                                                                        430 (f)
                                                                                      2,492 (f)
                                     Star Gas
                                  Partners, L.P.
                                     Adjusted
                                    Pro Forma
                                  ---------------
Sales..................              $566,155
Costs and expenses:
  Cost of sales........               349,472
  Operating expenses...               161,551
  Restructuring
   charges.............                 2,085
  Transaction
   expenses............                 1,029
  Corporate identity
   expenses............                 1,100
  Provision for
   supplemental
   benefits                               409
  Depreciation and
   amortization........                36,671
  Net gain (loss) on
   sales of assets.....                   (48)
                                  ---------------
Operating income                       13,790
Interest (income) expense, net..       23,669
Amortization of debt
 issuance costs........                   383
                                  ---------------
Income (loss) before
 income taxes..........               (10,262)
Income tax expense.....                   500
Income before equity
 interest in Star Gas
 Corporation...........
Share of income (loss)
 of Star Gas
 Corporation...........                   --
                                  ---------------
Net income (loss)......              $(10,762)
                                  ===============
General partner's
 interest in net income
 (loss)................              $   (215)
                                  ===============
Limited partners'
 interest in net income
 (loss)................              $(10,547)
                                  ===============
Basic and diluted net
 income (loss) per
 limited partner unit..              $  (0.67)(q)
                                  ===============
Weighted average number
 of limited partner
 units outstanding.....                15,831 (q)

                    Star Gas Partners, L.P. and Subsidiaries

            Pro Forma Condensed Consolidated Statement of Operations
                                  (unaudited)
                      Three Months Ended December 31, 1998
                      (in thousands, except per Unit data)

                                                                                      Star Gas
                         Star Gas                                                  Partners, L.P.
                         Partners,            Pro Forma    Pro Forma     The          Adjusted
                           L.P.    Petro(j)  Adjustments   Combined   Offerings      Pro Forma
                         --------- --------  -----------   ---------  ---------    --------------
Sales...................  $30,237  $116,540                $146,777                   $146,777
Costs and expenses:
  Cost of sales.........   11,978    74,018                  85,996                     85,996
  Operating expenses....   11,724    30,123                  41,847                     41,847
  Transaction expenses..      --      3,794                   3,794                      3,794
  Provision for
   supplemental
   benefits.............                 90                      90                         90
  Depreciation and
   amortization.........    3,008     6,166    $    (1)(l)    9,173                      9,173
  Net gain (loss) on
   sales of assets......       (4)      (15)                    (19)                       (19)
                          -------  --------    -------     --------    -------        --------
Operating income            3,523     2,334          1        5,858                      5,858
Interest expense, net...    2,178     7,820                   9,998    $(3,872)(p)       6,126
Amortization of debt
 issuance costs.........       45       335                     380       (283)(n)          97
                          -------  --------    -------     --------    -------        --------
Income (loss) before
 income taxes...........    1,300    (5,821)         1       (4,520)     4,155            (365)
                          -------  --------    -------     --------    -------        --------
Income tax expense......        6        75                      81                         81
                                   --------
Income before equity
 interest in Star Gas
 Corporation............             (5,896)
Share of income (loss)
 of Star Gas
 Corporation............                770       (770)(m)
                          -------  --------    -------     --------    -------        --------
Net income (loss).......  $ 1,294  $ (5,126)   $  (769)    $ (4,601)   $ 4,155        $   (446)
                          =======  ========    =======     ========    =======        ========
General partner's
 interest in net income
 (loss).................  $    26                                                     $     (9)
                          =======                                                     ========
Limited partners'
 interest in net income
 (loss).................  $ 1,268                                                     $   (437)
                          =======                                                     ========
Basic and diluted net
 income (loss) per
 limited partner unit...  $  0.20                                                     $  (0.03)
                          =======                                                     ========
Weighted average number
 of limited partner
 units outstanding......    6,255                  103 (c)               8,947 (h)      15,831
                                                (2,396)(f)
                                                   430 (f)
                                                 2,492 (f)

                    Star Gas Partners, L.P. and Subsidiaries

        Notes to Pro Forma Condensed Consolidated Financial Information

  The following pro forma adjustments give effect to

    (1) the offering of 809,000 common units by Star Gas Partners on December 16, 1997,

    (2) the acquisition of Petro,

    (3) the debt offering and

    (4) the equity offering, as if each transaction had taken place on December 31, 1998, in the case of the pro forma condensed consolidated balance sheet, or as of October 1, 1997, in the case of the pro forma condensed consolidated statement of operations for the twelve months ended September 30, 1998, or as of October 1, 1998, in the case of the pro forma condensed consolidated statement of operations for the three months ended December 31, 1998.

The pro forma adjustments are based upon currently available information, estimates and assumptions and a preliminary determination and allocation of the total purchase price for Petro and therefore the actual results may differ from the pro forma results. However, management believes that the assumptions provide a reasonable basis for presenting the significant effects of the transactions as contemplated, and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the pro forma financial information.

Transaction Related Adjustments

  (a) Reflects the accrued dividends payable on Petro's 1989 preferred stock and 12 7/8% preferred stock

  (b) Reflects the negotiated discount of approximately $1.0 million to redeem Petro's 12 7/8% preferred stock and the negotiated premium of approximately $2.8 million to refinance Petro's public debt

  (c) Reflects the issue of 0.8 million shares of junior preferred stock of Petro, which will be converted into 0.1 million common units upon completion of the transaction at an assumed value of $19.00 per unit. The junior preferred stock was issued to the holders of Petro's 9 3/8% subordinated debentures, 10 1/8% subordinated notes, and 12% subordinated debentures, and 12 7/8% preferred stock as consideration for consenting to the early redemption of those securities.

The Transaction (Merger and Exchange)

  (d) Represents:

    (1) the estimated amount of current federal and state taxes to be incurred of $4.6 million

    (2) the estimated amount of deferred federal and state income taxes to be recognized of $46.0 million, and

    (3) the elimination of the tax liability associated with the Pearl Gas conveyance of $3.5 million.

  (e) Reflects the estimated additional amount of $3.5 million to be recorded by Petro for legal, professional and advisory fees incurred by Petro and Star Gas Partners in the transaction. Total estimated expenses are $8.3 million. As of September 30, 1998 Petro has recorded $1.0 million in transaction expenses. For the three months December 31, 1998, Petro has recorded $3.8 million in transaction expenses.

  (f) Represents the exchange of 26.5 million shares of Petro's Class A common stock and Class C common stock valued at $50.5 million for 2.5 million Star Gas Partners senior subordinated units valued at $40.4 million, 0.4 million Star Gas Partners junior subordinated units valued at $5.8 million and 0.3 million general partner units valued at $4.3 million. The 2.4 million Star Gas Partners subordinated units outstanding prior to the transaction will be contributed to Star Gas Partners by Petro. The value assigned to Petro's Class A common stock is $45.5 million or $1.91 per share and the value assigned to Petro's Class C common stock is $5.0 million or $1.91 per share. The method used to determine the fair market value of Petro's Class A and Class C common stock was based on an implied unit analysis. The method used to determine the fair market value of Star Gas Partners' senior subordinated units, junior subordinated units and general partner units was based on an implied unit analysis. See page 68 of the joint proxy statement and prospectus of Star Gas Partners, L.P. and Petroleum Heat and Power Co., Inc. dated February 10, 1999 for a description of the implied unit analysis method.

  The table below summarizes the preliminary allocation by Star Gas Partners of the excess of purchase price over book value related to the acquisition of Petro. The allocation of the purchase price is based on the results of a preliminary appraisal of property, plant and equipment, customer lists and the December 31, 1998 recorded values for tangible assets and liabilities. The anticipated closing date of the transaction is March 31, 1999. This purchase price allocation will be updated for changes in current assets and liabilities based on Petro's operating results from January 1, 1999 to the anticipated closing date. From January 1, 1999 to the closing date, it is expected that Petro will generate net income and positive cash flows and that working capital will increase. As a result, the amount of goodwill to be recorded on the closing date will decrease. Subject to Petro's operating results which could be impacted by weather, among other factors, it is estimated that the increase in working capital for Petro from January 1, 1999 to the closing date will range between $35 million to $40 million.

The preliminary allocation is as follows (in thousands):

Consideration given for the exchange of Petro shares................ $ 50,478
Transaction expenses (1)............................................    6,954
                                                                     --------
    Total consideration.............................................   57,432
                                                                     --------
Fair market value of Petro's asset and liabilities as of December
 31, 1998:
  Current assets....................................................  (91,758)
  Cash collateral account...........................................   (6,900)
  Property, plant and equipment (2).................................  (40,109)
  Value of Petro's investment in Star Gas...........................  (34,424)
  Current liabilities...............................................   97,283
  Accrued income taxes..............................................    4,600
  Accrued preferred dividends.......................................      648
  Long-term debt....................................................  281,575
  Deferred income taxes.............................................   46,000
  Other liabilities.................................................    7,264
  Preferred stock...................................................   27,600
  Junior preferred stock............................................    1,953
                                                                     --------
    Subtotal........................................................  293,732
                                                                     --------
Total value assigned to intangibles and other assets................  351,164
Carrying amount of intangibles and other assets.....................  (76,201)
                                                                     --------
Allocation of excess purchase price to intangibles.................. $274,963
                                                                     ========
Consisting of:
  Customer lists.................................................... $ 95,000
  Goodwill..........................................................  255,199
  Other assets......................................................      965
                                                                     --------
    Total intangibles and other assets.............................. $351,164
                                                                     ========

--------
(1)Transaction expenses include legal, accounting, investment advisory and asset appraisal costs.
(2)Includes fair market value adjustment of $12.0 million.

The fair market value for property plant and equipment, excluding real estate, was established using the cost approach method. The market approach was used in valuing the real estate. The value assigned to customer lists was derived using a discounted cash flow analysis. The cash flows attributable to the customer lists were discounted back at an equity risk adjusted cost of capital to the net present value. Any excess was attributable to goodwill.

The Debt Offering and the Equity Offering

  (g) Reflects the estimated net proceeds to Petro of $87.9 million from the $90.0 million debt offering, net of underwriting discounts and commissions estimated to be $1.1 million and offering expenses estimated to be $1.0 million. These costs are being amortized over the term of the related debt which is assumed to be 10 years.

  (h) Reflects the estimated net proceeds to Star Gas Partners of $159.9 million from the issuance and sale of 8.9 million common units in the equity offering at an assumed offering price of $19.00 per common unit, net of underwriting discounts and commissions estimated to be $8.5 million and offering expenses estimated to be $1.6 million.

The Propane Acquisitions

  (i) Represents the results of certain propane distributors acquired by Star Gas Partners in fiscal 1998 from October 1, 1997 to their dates of acquisition. Results of these distributors from the dates of acquisition to September 30, 1998 are included in Star Gas Partners' twelve months ended September 30, 1998 results adjusted for:

  (1) cost savings of $0.3 million, primarily executive compensation and legal expenses relating to selling shareholders;

  (2) additional depreciation and amortization of $0.5 million; and

  (3) additional interest expense of $0.4 million.

  There were no propane acquisitions completed in the three months ended December 31, 1998.

The Transaction (Acquisition of Petro)

  (j) Represents the results of operations of Petro for the twelve months ended September 30, 1998 or the three months ended December 31, 1998. Estimated expenses of $8.3 million to be incurred by Petro as a direct result of its acquisition by Star Gas Partners will be included in Petro's actual statement of operations. For the twelve months ended September 30, 1998, Petro has recorded $1.0 million of these expenses. For the three months ended December 31, 1998, Petro has recorded $3.8 million of these expenses.

  (k) Adjustment to reflect the disposition of Petro's Hartford, Connecticut operations in November 1997. Petro received cash proceeds of $15.6 million and recorded a gain of $11.3 million. The carrying value of these assets at the time of sale was $4.3 million.

  (l) Adjustment to depreciation and amortization expense attributable to the acquisition of Petro.

  Star Gas Partners believes that the amortization periods assigned to the assets below are appropriate. However, if the final amortization periods assigned to the tangible and intangible assets were of shorter duration, the amount of depreciation and amortization would increase and reduce net income. For the twelve months ended September 30, 1998, the following table summarizes the effect on depreciation and amortization of the acquisition of Petro.

                                         Net Book Value Amount per
                                            Petro's Financials                     Amount per Appraisal            Difference
                                  --------------------------------------- --------------------------------------- ------------
Property and equipment, net       Asset(1)      Life      Depreciation(2) Asset(1)      Life      Depreciation(2) Depreciation
---------------------------       -------- -------------- --------------- -------- -------------- --------------- ------------
Land................              $ 2,092                     $   --      $  3,300                    $   --        $   --
Buildings...........                4,788  20-45 years            419        4,300 30 years               143          (276)
Fleet...............                5,908  5 to 7 years         2,866       12,800 6 years              2,135          (731)
Leasehold...........                4,270  term of leases         562        5,900 term of leases         457          (105)
Computer, furniture
 and fixtures.......                7,377  5 to 7 years         2,491        9,700 5 to 7 years         1,661          (830)
Service & other
 equipment..........                3,689  5 to 13 years          692        4,109 5 to 13 years          557          (135)
                                  -------                     -------     --------                    -------       -------
Total property and
 equipment..........              $28,124                     $ 7,030     $ 40,109                    $ 4,953       $(2,077)
                                  =======                     =======     ========                    =======       =======
Intangible and other assets, net  Asset(1)      Life      Amortization(2) Asset(1)      Life      Amortization(2) Amortization
--------------------------------  -------- -------------- --------------- -------- -------------- --------------- ------------
Customer list.......              $52,596  6.5 years          $17,364     $ 95,000 10 years           $ 9,500       $(7,864)
Goodwill............                9,013  25 years             1,129      255,199 25 years            10,208         9,079
Covenants not to
 compete............                2,855  5 to 7 years         1,904          --                         --         (1,904)
Other assets........                  965                         --           965                        --            --
                                  -------                     -------     --------                    -------       -------
Total intangible and
 other assets.......              $65,429                     $20,397     $351,164                    $19,708       $  (689)
                                  =======                     -------     ========                    -------       -------
Totals..............                                          $27,427                                 $24,661       $(2,766)
                                                              =======                                 =======       =======

-------
(1) As of December 31, 1998.
(2) For the twelve months ended September 30, 1998.

  Petro's property, plant and equipment is being depreciated using a historical cost which is approximately $80 million. The fair market value of these assets is $40.1 million. When depreciation expense is calculated based on the fair market value, this expense is $2.1 million lower than historical depreciation. Pro forma depreciation is less than historical depreciation due to decline in the asset base being depreciated and an extension of the useful lives of those assets. The remaining lives assigned to property, plant and equipment were determined by an independent appraisal firm. All property, plant and equipment is depreciated using the straight-line method.

  Pro forma customer list amortization is less than historical amortization due to a longer life and a lower amortization asset. The original cost used to amortize historical customer list was approximately $120 million. The longer life represents Petro's improved retention rate as well as the retention of customers obtained through internal marketing, which have a higher retention rate than for customers acquired through acquisition. Petro's previous acquisitions represented the acquisition of customers. The acquisition of Petro by Star Gas Partners is an acquisition of an on-going business. The appraisal assigned a greater allocation to goodwill than what was previously allocated by Petro in their purchase of a 188 relatively small fuel oil dealers. This resulted in approximately $9.1 million of additional amortization, largely offsetting the $7.9 million of less customer list amortization. Restrictive covenants were not assigned a value under the pro forma intangibles due to the minimal amount of the asset value expected at closing. Intangibles are amortized on a straight-line basis.

  For the three months ended December 31, 1998, the following table summarizes the effect on depreciation and amortization of the acquisition of Petro.

                                         Net Book Value Amount per
                                            Petro's Financials                     Amount per Appraisal            Difference
                                  --------------------------------------- --------------------------------------- ------------
Property and equipment, net       Asset(1)      Life      Depreciation(2) Asset(1)      Life      Depreciation(2) Depreciation
---------------------------       -------- -------------- --------------- -------- -------------- --------------- ------------
Land................              $ 2,092                     $  --       $  3,300                    $  --         $   --
Buildings...........                4,788  20-45 years            76         4,300 30 years               36            (40)
Fleet...............                5,908  5 to 7 years          676        12,800 6 years               534           (142)
Leasehold...........                4,270  term of leases        148         5,900 term of leases        114            (34)
Computer, furniture
 and fixtures.......                7,377  5 to 7 years          655         9,700 5 to 7 years          415           (240)
Service & other
 equipment..........                3,689  5 to 13 years         219         4,109 5 to 13 years         139            (80)
                                  -------                     ------      --------                    ------        -------
Total property and
 equipment..........              $28,124                     $1,774      $ 40,109                    $1,238        $  (536)
                                  =======                     ======      ========                    ======        =======
Intangible and other assets, net  Asset(1)      Life      Amortization(2) Asset(1)      Life      Amortization(2) Amortization
--------------------------------  -------- -------------- --------------- -------- -------------- --------------- ------------
Customer list.......              $52,596  6.5 years          $3,703      $ 95,000 10 years           $2,375        $(1,328)
Goodwill............                9,013  25 years              248       255,199 25 years            2,552          2,304
Covenants not to
 compete............                2,855  5 to 7 years          441           --                        --            (441)
Other assets........                  965                        --            965                       --             --
                                  -------                     ------      --------                    ------        -------
Total intangible and
 other assets.......              $65,429                     $4,392      $351,164                    $4,927        $   535
                                  =======                     ------      ========                    ------        -------
Totals..............                                          $6,166                                  $6,165        $    (1)
                                                              ======                                  ======        =======

-------
(1) As of December 31, 1998.
(2) For the three months ended December 31, 1998.

  (m) Reflects the elimination of Petro's equity interest in Star Gas Partners.

The Offerings

  (n) Reflects the net adjustment for the twelve months ended September 30, 1998 to amortization of debt issuance costs of $1.2 million attributable to the debt offering and the acquisition of Petro. Amortization of debt issuance costs is decreased by $1.4 million relating to the repayment of Petro debt and is increased by $0.2 million relating to the 7.5% notes. For the three months ended December 31, 1998, amortization of debt issuance costs is decreased by $0.3 million relating to the repayment of Petro debt and is increased by $0.1 million relating to the 7.5% notes.

  (o) Reflects the use of the net proceeds from the equity offering and the debt offering to repay $84.1 million of Petro's 12 1/4% Senior Subordinated Debentures due 2005 including $2.8 million of premiums, to repay $50.0 million of Petro's 10 1/8% Senior Subordinated Notes due 2003, to repay $75.0 million of Petro's 9 3/8% Senior Subordinated Debentures due 2006, to retire $27.6 million of Petro's 12 7/8% Exchangeable Preferred Stock, to retire $4.1 million of Petro's 14.33% Exchangeable Preferred Stock and to pay $3.5 million of transaction expenses. As of December 31, 1998 Petro had paid $4.8 million in transaction expenses.

  (p) Reflects the net reduction to interest expense of $15.5 million for the twelve months ended September 30, 1998. This amount reflects $6.8 million of additional interest expense annually on the $90.0 million in principal amount of the notes at an assumed interest rate of 7.5%. This amount also reflects an annual reduction in interest expense of $22.2 million due to the repayment of $206.3 million of Petro public debt with the proceeds of the equity offering and the debt offering.

The following table summarizes the effect on interest expense of the transaction for the twelve months ended September 30, 1998:

                                                              Interest Interest
                                                      Amount    Rate   Expense
                                                      ------- -------- --------
Debt Repaid
  Petro 12 1/4% Senior Subordinated Debentures(1).... $81,250   12.25% $ 9,953
  Petro 10 1/8% Senior Subordinated Notes............  50,000  10.125%   5,063
  Petro 9 3/8% Senior Subordinated Debentures........  75,000   9.375%   7,031
  Lower letter of credit fees on Acquisition Notes...                      191
                                                                       -------
    Total Reductions to Interest Expense.............                  $22,238
                                                                       =======
                                                              Interest Interest
                                                      Amount    Rate   Expense
                                                      ------- -------- --------
New Debt Issued
  Petro 7.5% Notes................................... $90,000     7.5% $(6,750)
                                                                       -------
  Net Reduction to Interest Expense..................                  $15,488
                                                                       =======

--------
(1) Excludes prepayment premium of $2.8 million.

The following table summarizes the effect on interest expense of the transaction for the three months ended December 31, 1998:

                                                              Interest Interest
                                                      Amount    Rate   Expense
                                                      ------- -------- --------
Debt Repaid
  Petro 12 1/4% Senior Subordinated Debentures(1).... $81,250   12.25% $ 2,488
  Petro 10 1/8% Senior Subordinated Notes............  50,000  10.125%   1,266
  Petro 9 3/8% Senior Subordinated Debentures........  75,000   9.375%   1,758
  Lower letter of credit fees on Acquisition Notes...                       48
                                                                       -------
    Total Reductions to Interest Expense.............                  $ 5,560
                                                                       =======
                                                              Interest Interest
                                                      Amount    Rate   Expense
                                                      ------- -------- --------
New Debt Issued
  Petro 7.5% Notes................................... $90,000     7.5% $(1,688)
                                                                       -------
  Net Reduction to Interest Expense..................                  $ 3,872
                                                                       =======

--------
(1) Excludes prepayment premium of $2.8 million.

  (q) The amended and restated partnership agreement provides that for each non-overlapping four quarter period that occurs after the first anniversary of the transaction, but before the fifth anniversary of the transaction, in which the dollar amount of Petro Adjusted Operating Surplus per Petro Unit equals or exceeds $2.90. Star Gas Partners will issue 303,000 senior subordinated units, pro rata, or 303,000 Class B common units, pro rata, if such issuance occurs after the end of the subordination period. These additional senior subordinated units will be issued to the current holders of the senior subordinated units, junior subordinated units and the general partner units. Star Gas Partners may not issue more than an aggregate of 909,000 senior subordinated units or Class B common units under this provision. The issuance of these senior subordinated units will not generate any additional proceeds to Star Gas Partners. When these units are issued, an additional amount of goodwill will be recorded. Assuming 303,000 senior subordinated units are issued, the amount of goodwill to be recorded will be $4.9 million. As a result, annual amortization expense would increase by $0.2 million and would decrease net income per limited partner unit by $0.01 per unit. If these senior subordinated units are issued and they are converted into Class B common units, the Class A common units would be diluted in terms of available cash to be used for payment of the quarterly distributions.

                                  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf of the undersigned thereunto duly authorized:


                               Star Gas Partners, L.P.
                               By:  Star Gas Corporation (General Partner)

                               /s/  Joseph P. Cavanaugh
                               ----------------------------
                               By:  Joseph P. Cavanaugh
                               Joseph P. Cavanaugh
                               President and Chief Executive Officer


Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed by the following persons in the capacities and on the date indicated:


   Signature                         Title                        Date
   ---------                         -----                        ----

/s/ Joseph P. Cavanaugh            President                   February 18, 1999
-------------------------          Star Gas Corporation
Joseph P. Cavanaugh                (Principal Executive
                                   Officer)



/s/ Richard F. Ambury              Vice President - Finance    February 18, 1999
-------------------------          Star Gas Corporation
Richard F. Ambury                  (Principal Financial and
                                   Accounting Officer)